Exhibit 99.4

Item 8.	Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Fisher Scientific International Inc.
      We have audited the accompanying consolidated balance sheets of Fisher Scientific International Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and other comprehensive income for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fisher Scientific International Inc. and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 17, 2006, included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
New York, New York
February 17, 2006 (May 11, 2006 as to the effect of the Laboratory Workstations discontinued
operations described in Notes 2 and 3 and the
subsequent events described in Note 23)

FISHER SCIENTIFIC INTERNATIONAL INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,

	2005	2004	2003

	(In millions, except per share data)
Net sales	$5,386.3	$4,458.8	$3,356.6
Cost of sales	3,503.4	3,132.9	2,463.5
Selling, general and administrative expenses	1,200.2	974.2	648.4
Impairment of goodwill	—	11.9	—
Restructuring expenses	22.4	7.7	—

Operating income	660.3	332.1	244.7
Interest expense	109.3	104.8	84.8
Other expense (income), net	60.5	(10.2)	78.0

Income from continuing operations before income taxes	490.5	237.5	81.9
Income tax provision	116.3	43.9	13.1

Income from continuing operations	374.2	193.6	68.8
Income (loss) from discontinued operations, including gain on disposal of $17.0, net of tax for the year ended December 31, 2005	14.9	(27.2)	9.6

Net income	$389.1	$166.4	$78.4

Earnings per share:
Basic net income per common share:
Income from continuing operations	$3.08	$2.25	$1.21
Income (loss) from discontinued operations	0.12	(0.32)	0.17

Net income	$3.20	$1.93	$1.38

Diluted net income per common share:
Income from continuing operations	$2.93	$2.10	$1.13
Income (loss) from discontinued operations	0.12	(0.30)	0.16

Net income	$3.05	$1.80	$1.29

Weighted average common shares outstanding:
Basic	121.5	86.2	56.9

Diluted	127.5	92.2	60.6

See the accompanying notes to consolidated financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEET

	December 31,

	2005	2004

	(In millions, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$407.2	$162.5
Accounts receivable, net	679.4	612.4
Inventories	589.0	610.1
Other current assets	276.2	260.0
Assets held for sale	39.5	46.0

Total current assets	1,991.3	1,691.0
Property, plant and equipment, net	788.2	748.5
Goodwill	3,769.8	3,756.9
Intangible assets, net	1,569.1	1,565.4
Other assets	268.1	205.8
Assets held for sale	59.2	141.5

Total assets	$8,445.7	$8,109.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$74.5	$39.4
Accounts payable	479.9	447.7
Accrued and other current liabilities	429.5	443.8
Liabilities held for sale	30.9	36.8

Total current liabilities	1,014.8	967.7
Long-term debt	2,135.4	2,309.2
Other long-term liabilities	983.0	951.9
Liabilities held for sale	8.2	10.3

Total liabilities	4,141.4	4,239.1

Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 15,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 123,656,538 and 118,928,952 shares issued; 123,401,563 and 118,673,977 shares outstanding at December 31, 2005 and 2004, respectively)	1.2	1.1
Capital in excess of par value	4,191.9	4,006.1
Retained earnings (Accumulated deficit)	129.0	(260.1)
Accumulated other comprehensive (loss) income	(13.8)	126.9
Treasury stock, at cost (254,975 shares at December 31, 2005 and 2004)	(4.0)	(4.0)

Total stockholders’ equity	4,304.3	3,870.0

Total liabilities and stockholders’ equity	$8,445.7	$8,109.1

See the accompanying notes to consolidated financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2005	2004	2003

	(In millions)
Cash flows from operating activities:
Net income	$389.1	$166.4	$78.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	131.2	92.3	53.0
Amortization of intangible assets	53.3	32.6	12.1
Amortization — other	15.4	18.4	17.7
Debt redemption premiums and write off of amounts associated with debt tenders	70.3	9.3	65.9
Deferred income taxes	71.3	(3.0)	(0.5)
Other noncash items	12.9	8.8	18.8
Gain on sale of business and investments	(27.2)	(22.7)	—
Impairment of goodwill	—	64.9	—
Changes in working capital:
(Increase)/decrease in accounts receivables, net	(57.7)	35.0	(17.0)
(Increase)/decrease in inventories	(9.1)	54.6	37.6
(Increase)/decrease in other current assets	12.0	(10.0)	4.3
Increase in accounts payable	21.4	15.0	7.8
(Decrease)/increase in accrued and other current liabilities	(16.6)	2.0	7.8
(Decrease) in other assets and liabilities	(54.3)	(70.8)	(67.9)

Cash provided by operating activities	612.0	392.8	218.0

Cash flows from investing activities:
Acquisitions, net of cash acquired	(278.8)	(336.1)	(672.0)
Capital expenditures	(127.8)	(93.4)	(80.2)
Proceeds from sale of a business	111.3	—	—
Other investing activities	26.9	22.5	(14.2)

Cash used in investing activities	(268.4)	(407.0)	(766.4)

Cash flows from financing activities:
Proceeds from sale of common stock	—	—	260.6
Proceeds from stock options exercised	148.1	136.0	19.8
Long-term debt proceeds	497.3	1,029.3	1,470.7
Long-term debt payments	(634.6)	(1,035.6)	(1,077.9)
Proceeds from Revolving Credit Facility	74.1	471.8	—
Revolving Credit Facility payments	(74.1)	(471.8)	—
Change in short-term debt, net	(15.2)	(5.8)	(16.2)
Debt financing costs	(2.0)	(26.9)	(29.5)
Debt redemption premiums and other financing	(77.8)	(13.8)	(43.8)

Cash (used in)/provided by financing activities	(84.2)	83.2	583.7

Effect of exchange rate changes on cash and cash equivalents	(14.7)	9.7	9.7

Net change in cash and cash equivalents	244.7	78.7	45.0
Cash and cash equivalents — beginning of year	162.5	83.8	38.8

Cash and cash equivalents — end of year	$407.2	$162.5	$83.8

Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes, net of refunds	$37.5	$31.6	$11.7

Interest	$103.1	$90.4	$93.1

Acquisition of assets financed with debt	$21.0	$—	$—

Fair value of equity securities issued in connection with the Apogent merger	$—	$2,768.7	$—

See the accompanying notes to consolidated financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME

						Retained	Accumulated
	Common Stock		Capital in	Shares	Shares to be	Earnings/	Other	Treasury Stock, at cost			Other
			Excess of	Deposited	Distributed	(Accumulated	Comprehensive				Comprehensive
	Shares	Amount	Par Value	in Trust	from Trust	Deficit)	Income/(Loss)	Shares	Amount	Total	Income

	(In millions, except share data)
Balance at January 1, 2003	54,675,513	$0.5	$676.4	$(34.0)	$34.0	$(504.9)	$(37.5)	36,606	$(1.0)	$133.5
Net income	—	—	—	—	—	78.4	—	—	—	78.4	$78.4
Foreign currency translation adjustment	—	—	—	—	—	—	69.2	—	—	69.2	69.2
Unrealized investment gain, net of tax	—	—	—	—	—	—	1.8	—	—	1.8	1.8
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	—	0.5	—	—	0.5	0.5
Minimum pension liability, net of tax	—	—	—	—	—	—	6.0	—	—	6.0	6.0

Subtotal — other comprehensive income											$155.9

Proceeds from issuance of common stock, net	6,634,526	0.1	260.5	—	—	—	—	—	—	260.6
Proceeds from stock options	1,908,044	—	19.8	—	—	—	—	—	—	19.8
Tax benefit from stock options	—	—	5.6	—	—	—	—	—	—	5.6
Acquisition of treasury stock	—	—	2.2	—	—	—	—	226,039	(2.2)	—
Trust activity	—	—	—	8.5	(8.5)	—	—	—	—	—

Balance at December 31, 2003	63,218,083	$0.6	$964.5	$(25.5)	$25.5	$(426.5)	$40.0	262,645	$(3.2)	$575.4

Net income	—	—	—	—	—	166.4	—	—	—	166.4	$166.4
Foreign currency translation adjustment	—	—	—	—	—	—	89.9	—	—	89.9	89.9
Unrealized investment gain, net of tax	—	—	—	—	—	—	4.1	—	—	4.1	4.1
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	—	—	(4.3)	—	—	(4.3)	(4.3)
Minimum pension liability, net of tax	—	—	—	—	—	—	(2.8)	—	—	(2.8)	(2.8)

Subtotal — other comprehensive income											$253.3

Acquisition of Apogent Technologies Inc. stock, net	50,634,510	0.5	2,868.6	—	—	—	—	—	—	2,869.1
Proceeds from stock options	5,074,800	—	136.0	—	—	—	—	—	—	136.0
Tax benefit from stock options	—	—	36.0	—	—	—	—	—	—	36.0
Shares issued upon conversion of debt	1,559	—	0.1	—	—	—	—	—	—	0.1
Acquisition of treasury stock	—	—	—	—	—	—	—	49,843	(3.0)	(3.0)
Trust activity	—	—	0.9	1.5	(1.5)	—	—	(57,513)	2.2	3.1

Balance at December 31, 2004	118,928,952	$1.1	$4,006.1	$(24.0)	$24.0	$(260.1)	$126.9	254,975	$(4.0)	$3,870.0

Net income	—	—	—	—		389.1	—	—	—	389.1	$389.1
Foreign currency translation adjustment	—	—	—	—	—	—	(138.2)	—	—	(138.2)	(138.2)
Unrealized investment losses, net of tax	—	—	—	—	—	—	(1.8)	—	—	(1.8)	(1.8)
Unrealized losses on cash flow hedges, net of tax	—	—	—	—	—	—	(0.5)	—	—	(0.5)	(0.5)
Minimum pension liability, net of tax	—	—	—	—	—	—	(0.2)	—	—	(0.2)	(0.2)

Subtotal — other comprehensive income											$248.4

Proceeds from stock options	4,727,586	0.1	147.3	—	—	—	—	—	—	147.4
Tax benefit from stock options	—	—	37.1	—	—	—	—	—	—	37.1
Compensation expense	—	—	1.4	—	—	—	—	—	—	1.4
Trust activity	—	—	—	7.1	(7.1)	—	—	—	—	—

Balance at December 31, 2005	123,656,538	$1.2	$4,191.9	$(16.9)	$16.9	$129.0	$(13.8)	254,975	$(4.0)	$4,304.3

See the accompanying notes to consolidated financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Nature of Operations
      Fisher Scientific International Inc. (“Fisher,” “the Company” or “we”) was founded in 1902 and was incorporated as a Delaware Corporation in 1991. The Company’s operations are conducted throughout North and South America, Europe, parts of Asia, Australia, and Africa, directly or through one or more subsidiaries, joint ventures, agents or dealers. The Company’s operations are organized into two business segments: scientific products and services and healthcare products and services. In March 2006, the Company committed to a plan to dispose of our Laboratory Workstations business. Accordingly, the results of this business are presented as discontinued operations. This business had previously been reported in the laboratory workstations segment.

1. Scientific products and services segment manufactures and sells products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development, as well as to third-party distributors. The businesses in this segment manufacture and/or distribute a broad range of biochemicals and bioreagents; organic and inorganic chemicals; sera; cell-culture media; sterile liquid-handling systems; microbiology media and related products; and other scientific research related consumable products, instruments and equipment. The businesses in this segment also distribute safety-related products such as personal-protection equipment, respiratory protection systems, environmental monitoring and sampling equipment, and other safety and clean-room supplies. Additionally, businesses in this segment provide services to pharmaceutical and biotechnology companies engaged in clinical trials, including specialized packaging, over-encapsulation, labeling and distribution for phase III and phase IV clinical trials, analytical testing, biological-specimen management, as well as combinatorial chemistry, custom-chemical synthesis and supply-chain management.

2. Healthcare products and services segment manufactures and distributes an array of diagnostic kits and reagents, equipment, instruments and other consumable products to hospitals, clinical laboratories, reference laboratories and physicians’ offices as well as third-party distributors, located primarily in the U.S. Other businesses in this segment provide outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries.
Note 2 — Summary of Significant Accounting Policies
      Principles of Consolidation — The financial statements include the accounts of the Company and its subsidiaries. The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares. Also, the Company consolidates variable interest entities in which the Company bears a majority of the risk to the entities’ potential losses or stands to gain from a majority of the entities’ expected returns. The Company does not currently have any material investments in entities it consolidates as variable interest entities. The results of companies acquired during the year are included in the financial statements from the effective date of the acquisition. All significant intercompany accounts and transactions have been eliminated.
      Discontinued Operations — Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the account balances and activities of the Laboratory Workstations business and Atos Medical Holding AB (“Atos”) have been segregated and reported as discontinued operations for all periods presented. See Note 3 — Business Combinations and Discontinued Operations.
      Cash and Cash Equivalents — Cash and cash equivalents consist primarily of highly liquid investments with original maturities of three months or less at the date of acquisition. These investments are carried at cost, which approximates market value.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Allowance for Doubtful Accounts — The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivables determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.
      Inventories — Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (“FIFO”) method with certain of the Company’s subsidiaries utilizing the last-in, first-out (“LIFO”) method. The Company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. In addition, the Company has certain inventory that is subject to fluctuating market pricing. The Company assesses the carrying value of this inventory based on a lower of cost or market analysis. The Company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in the cost of sales line item within the statement of operations.
      Investments — Long-term investments in marketable equity securities that represent less than 20% ownership and for which the company does not have the ability to exert significant influence are marked to market at the end of each accounting period. At December 31, 2005 and 2004, the Company had available-for-sale securities with a fair market value of $17.8 and $19.0 million and a cost basis of approximately $12.1 million and $12.3 million, respectively. Unrealized gains and losses are credited or charged to other comprehensive income within shareholders’ equity for available-for-sale securities unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. The Company evaluates its investments for other-than-temporary impairments based on quantitative and qualitative factors. There were no securities in an unrealized loss position for more than twelve months and the Company does not believe the unrealized losses represent an other-than-temporary impairment as of December 31, 2005. The Company did not record any other-than-temporary impairment charges for the three years ended December 31, 2005. Accumulated other comprehensive income for the years ended December 31, 2005 and 2004 included an unrealized loss on available for sale securities, net of tax, of approximately $2.1 million and an unrealized gain on available for sale securities, net of tax, of $3.7 million, respectively.
      Included in other assets are securities held in a rabbi trust for a supplemental nonqualified executive retirement program, as more fully described in Note 17 — Employee Benefit Plans. These securities had a fair market value of approximately $45 million and $34 million at December 31, 2005, and 2004, respectively, and are classified as available-for-sale. The assets held in the rabbi trust are comprised of 91% debt securities and 9% equity securities at December 31, 2005, compared to 89% debt securities and 11% equity securities at December 31, 2004. Unrealized gains on these securities, net of tax, included in accumulated other comprehensive income for the years ended December 31, 2005, and 2004, were $0.2 million and $0.4 million, respectively.
      Other investments for which there is not a readily determinable market value are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, which provides that they are recorded at the lower of cost or estimated net realizable value. At December 31, 2005 and 2004, the Company had cost method investments with carrying amounts of $7.0 million and $4.1 million, respectively.
      For equity investments in which the Company owns or controls 20% or more of the voting shares, or for those investments in which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The Company’s share of net income or losses of equity investments is included in other expense (income), net within the statement of operations and is not material in any period presented. The Company owns 49% of Glass and Plastic Labware LLC and 50% of Panymex International, S.A., unconsolidated joint ventures held as equity investments. These equity method investments are not material to the Company’s consolidated financial position or results of operations.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company realized gains on the sale of securities of approximately $3.3 million, $22.7 million and $0 in 2005, 2004 and 2003. Realized gains and losses resulting from the sale of investment securities are accounted for using the specific identification method. Proceeds from the sale of investments were approximately $3.3 million, $26 million and $0 in 2005, 2004 and 2003, respectively.
      Property, Plant and Equipment — Property, plant and equipment are recorded at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation is generally based upon the following estimated useful lives: buildings and improvements 5 to 30 years and machinery, equipment and other 3 to 10 years. Depreciation is computed using the straight-line method. Leasehold improvements are amortized over the shorter of their economic lives or the initial lease term.
      Asset Retirement Obligations — The Company records obligations associated with its lease obligations, the retirement of tangible long-lived assets and the associated asset-retirement costs in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143 (“FIN 47”). The Company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and/or normal use of the assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flow and its present value is accreted over the life of the related lease as an operating expense. The Company provides for asset retirement obligations when such amounts can be reasonably estimated, regardless of whether the settlement is conditional on a future event. At December 31, 2005, the Company had recorded asset retirement obligations and related accretion expense of $18.3 million and $0.0 million, respectively, excluding $0.3 million of assets retirement obligations related to discontinued operations. The effect of adopting FIN 47 was not material.
      Accounts Payable — The Company, in accordance with FIN 39, Offsetting of Amounts Related to Certain Contracts, reclassifies net book overdrafts to accounts payable at period end. Amounts reclassified to accounts payable were $110.2 million and $102.0 million at December 31, 2005 and 2004, respectively. Bank overdrafts of $7.7 million and $13.5 million at December 31, 2005 and 2004, respectively, were reclassified to short-term debt.
      Goodwill and Other Intangible Assets — Our intangible assets consist of (1) goodwill, which is not being amortized; (2) indefinite-lived intangibles, which consist of trademarks and trade secrets that are not subject to amortization; and (3) amortizable intangibles, which consist of customer lists, non compete agreements, supplier agreements, patents and developed technology, which are being amortized over their useful lives with periods ranging from two to 25 years. All intangible assets are subject to impairment tests on an annual or periodic basis.
      We assess the impairment of goodwill on October 31 of each fiscal year. SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), defines a reporting unit as an operating segment or one level below an operating segment. The Company had 50 reporting units at December 31, 2005. When changes occur in the composition of one or more segments or reporting units, the goodwill is reassigned to the segments or reporting units affected based on their relative fair value. This same impairment test will be performed at other times during the course of the year should an event occur that suggests that the recoverability of goodwill should be challenged. Non-amortizing intangibles are also subject to an annual impairment test. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
amount of intangible assets exceeds its fair value, an impairment loss in an amount equal to that excess is recognized. Goodwill valuations are calculated using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in a goodwill impairment in future periods. The fair value of the Company’s intangible assets is derived from the fair value of similar assets or results of valuation techniques, which principally include the present value of estimated expected cash flows using a discount rate that management has assessed in relation to the risks involved. Amortizing intangibles are currently evaluated for impairment using the methodology set forth in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). Recoverability of these assets is assessed only when events have occurred that may give rise to an impairment. When a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value of the long-lived assets present in that operation. If such cash flows are less than such carrying amounts, long-lived assets, including such intangibles, are written down to their respective fair values.
      Impairment of Long-Lived Assets — Property, plant and equipment and other long-term assets are reviewed for impairment whenever circumstantial changes in the business indicate that the carrying amount may not be recoverable. Impairment losses are charged to the statement of operations for the difference between the fair value and carrying value of the asset. During 2005, the Company recognized $7.8 million of impairment losses on long-lived assets. During 2004, the Company recognized $2.7 million in impairment losses on long-lived assets. No impairment losses were recorded on long-lived assets in 2003.
      Deferred Financing Fees — Deferred financing fees of $22.5 million and $33.3 million at December 31, 2005 and 2004, respectively, are included in other assets within the balance sheet and are amortized through the earlier of the maturity date or put date of the related debt, using the effective interest method. During 2005, 2004 and 2003, the Company recorded as interest expense the amortization for deferred financing fees of $4.3 million, $5.0 million, and $3.9 million, respectively. Upon the early tender of debt, unamortized deferred financing fees are recognized in the other expense (income), net line item within the statement of operations.
      Loss Contingencies — Accruals are recorded for various contingencies, including legal proceedings, environmental, workers’ compensation, product, general and auto liabilities, self-insurance and other claims that arise in the normal course of business. The accruals are based on management’s judgment, historical claims experience, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarial estimates. Additionally, we record receivables from third-party insurers up to the amount of the loss when recovery has been determined to be probable. Reserves, including environmental reserves, are recorded on an undiscounted basis.
      Advertising — The Company expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized on a straight-line basis over its expected period of future benefit, generally two years. The Company has capitalized advertising costs of $20.9 million and $33.1 million at December 31, 2005 and 2004, respectively, included in other assets in these financial statements. Direct-response advertising consists of external catalog production and mailing costs, and amortization begins on the date the catalogs are first mailed. Advertising expense, which includes internal employment costs for marketing personnel and amortization of capitalized direct-response advertising, was $92.1 million, $72.2 million and $39.9 million for the years ended December 31, 2005, 2004, and 2003, respectively. Included in advertising expense was catalog amortization of $10.8 million, $13.3 million, and $14.3 million for 2005, 2004 and 2003, respectively. In addition, $1.8 million, $1.4 million and $1.4 million of advertising expense was incurred related to the Company’s discontinued operations in 2005, 2004 and 2003, respectively.
      Revenue Recognition — The Company records product revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title generally transfers at the shipping point;

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
however, full risk of loss is generally transferred to the customer upon delivery. Products are typically delivered without significant post-sale obligations to customers. When significant post-sale obligations exist, revenue recognition is deferred until the obligations are satisfied. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded. Pharmaceutical outsourcing service revenues, which can consist of specialized packaging, warehousing and distribution of products, and arrangements with multiple elements, are recognized as each of the elements is provided. The Company recognizes revenue for each element based on the fair value of the element provided, which has been determined by referencing historical pricing policies when the element is sold separately. Other service revenue is recognized as the services are performed.
      Certain contracts associated with the Company’s discontinued laboratory-workstations business are recorded under the percentage-of-completion method of accounting. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Cost to completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Changes in estimates to complete and revisions in overall profit estimates on percentage-of-completion contracts are recognized in the period in which they are determined.
      Warranty Obligations — The Company also provides for the estimated cost of product warranties at the time revenue is recognized. Although our manufacturing facilities undergo quality assurance and testing procedures throughout the production process and the Company monitors its suppliers of Fisher-branded products, the warranty obligation is affected by product-failure rates, material usage and service-delivery costs incurred in correcting a product failure. Although actual product returns and warranty costs have not historically fluctuated, should actual product failure rates, material usage or service-delivery costs differ from the estimates, revisions to cost of sales and the estimated warranty obligation may be required. The warranty accrual at December 31, 2005 and 2004 was $5.2 million and $5.6 million, including $0.1 million and $0.2 million pertaining to discontinued operations, respectively.
      European Electronic Equipment Waste Obligation — In June 2005, the FASB issued Staff Position (“FSP”) No. 143-1, Accounting for Electronic Equipment Waste Obligations, which provides guidance on accounting for historical waste obligations associated with the European Union Waste, Electrical and Electronic Equipment Directive (“WEEE Directive”). FSP No. 143-1 is effective for the Company upon the adoption of the WEEE Directive into law by the applicable European Union member country. Individual European Union Member countries are in various stages of adopting the steps necessary to enact the legislation. These steps include, among others, (i) fully enacting their national laws relating to WEEE, (ii) completing implementation of their administrative measures and programs, (iii) clarifying the scope of products considered WEEE, and/or (iv) establishing pricing for recycling of WEEE. For sales made to European Union member countries that have taken the steps necessary, a reserve for the estimated cost of disposal has been recorded at the time of the product sale. In addition, reserves for the Company’s historical obligations have been recorded. The impact of these historical obligations were not material to the Company.
      Shipping and Handling — The Company records shipping and handling charges billed to customers in net sales and records shipping and handling costs in cost of goods sold for all periods presented.
      Research and Development — The Company expenses costs associated with the development of new products. Research and development expenses are charged to selling, general and administrative expenses and were in the aggregate $44.2 million, $36.7 million and $11.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Research and development expenses of $0 million, $1.5 million and $0.5 million for 2005, 2004 and 2003, respectively, were included in discontinued operations.
      Income Taxes — The Company uses the liability method for determining income taxes, under which current and deferred tax liabilities and assets are recorded in accordance with enacted tax laws and rates. Under this method, the amounts of deferred tax liabilities and assets at the end of each period are determined

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
using the tax rate expected to be in effect when taxes are actually paid or recovered. Future tax benefits are recorded to the extent that realization of such benefits is more likely than not. A valuation allowance is provided for such net deferred tax assets that are not considered to be likely of recovery.
      We generally consider the undistributed earnings of our foreign subsidiaries to be indefinitely reinvested as there is no intention to repatriate earnings. Undistributed earnings of our foreign subsidiaries amounted to approximately $506.9 million at December 31, 2005. Only upon our resolution to distribute or the actual distribution of those earnings in the form of dividends or otherwise, will we be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. At that point, the tax effects of such repatriation will be recorded.
      The Company establishes an estimated liability for federal, state and foreign income tax exposures that arise and meet the criteria for accrual under SFAS No. 5, Accounting for Contingencies. This liability addresses a number of issues for which the Company may have to pay additional taxes (and interest) when all examinations by taxing authorities are completed. The liability amounts for such matters are based on an evaluation of the underlying facts and circumstances, thorough research of the technical merits of the Company’s arguments, and an assessment of the chances of the Company prevailing in its arguments. Amounts not expected to be settled within one year are classified in other liabilities on the balance sheet.
      Stock-Based Compensation — The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method. Therefore, the Company has recognized compensation expense only for restricted stock units and similar awards as all options granted had exercise prices equal to the market value of the underlying stock on the measurement date and there were no other provisions that would have required variable accounting.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company has adopted the disclosure-only provisions of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”), an amendment of FASB Statement No. 123. If compensation expense for the Company’s stock option plans had been determined based on the fair value at the grant date for awards under the Company’s stock plans, consistent with the methodology prescribed under SFAS No. 148, the Company’s net income and net income per common share would have approximated the pro forma amounts indicated below (in millions, except per share amounts):

	2005	2004	2003

Net income, as reported	$389.1	$166.4	$78.4
Add: stock-based employee compensation included in net income, net of tax	2.2	0.8	—
Deduct: stock-based compensation expense determined using fair value based method for all awards, net of tax (a)	(36.5)	(30.2)	(19.2)

Net income, pro forma	$354.8	$137.0	$59.2

Net income per common share
As reported:
Basic	$3.20	$1.93	$1.38

Diluted	$3.05	$1.80	$1.29

Pro forma:
Basic	$2.92	$1.59	$1.04

Diluted	$2.78	$1.48	$0.98

(a)	Pro forma stock-based compensation expense includes $0.6 million, $0.5 million, and $0.3 million of compensation expense related to the Company’s discontinued laboratory workstations business in 2005, 2004, and 2003, respectively. Pro forma stock-based compensation expense includes $0.2 million and $0.1 million of compensation expense related to the Company’s discontinued Atos operations in 2004 and 2003, respectively. In conjunction with the sale of Atos in April 2005, the Company accelerated the vesting of approximately 42,000 unvested options of Atos employees.
      The fair value of the Company’s stock options included in the preceding pro forma amounts were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2005	2004	2003

Risk-free interest rate	4.0%	3.3%	2.8%
Expected life of option	4.7 years	5.0 years	5.0 years
Volatility	28%	39%	41%
Expected dividend yield	0.0%	0.0%	0.0%
      Foreign Currency Translation — Assets and liabilities of the Company’s foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of accumulated other comprehensive income (“OCI”) within shareholders’ equity. Gains and losses resulting from foreign currency transactions are reported on the income statement line item corresponding with the transaction when recognized and were immaterial for all periods presented.
      Derivative Financial Instruments — The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash-flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash-flow hedges are recognized in the results of operations. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period.
      The nature of the Company’s business activities requires the management of various financial and market risks, including those related to changes in interest rates, foreign currency and commodity rates. The Company uses derivative financial instruments to mitigate or eliminate certain of those risks. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company does not hold derivatives for trading purposes.
      In the third quarter of 2005, the Company terminated the interest-rate swaps (collectively “the swaps”) associated with its LIBOR-based debt, resulting in a pretax gain of $5.3 million. This gain is classified in interest expense in the accompanying statement of operations.
      The Company enters into forward currency and option contracts to hedge exposure to fluctuations in foreign currency rates. For foreign currency contracts that are designated as hedges, changes in the fair value are recorded in OCI to the extent of hedge effectiveness and are subsequently recognized in the results of operations once the forecasted transactions are recognized. For forward currency contracts not designated as hedges, changes in fair value are recognized in the results of operations in the current period. These changes in fair value were not material to the financial statements for any periods presented.
      The Company enters into commodity swaps and option contracts to hedge exposure to fluctuations in commodity prices. For contracts that are designated as hedges, changes in the fair value are recorded in OCI to the extent of hedge effectiveness and are subsequently recognized in the results of operations once the forecasted transactions are recognized. For contracts not designated as hedges, changes in fair value are recognized in the results of operations in the current period.
      At December 31, 2005 the Company did not have any derivative and hedging instruments for which hedge accounting treatment under SFAS No. 133 was being applied.
      Other Comprehensive Income — Other comprehensive income refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in OCI, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s OCI comprised unrealized gains and losses on available-for-sale securities, unrealized gains/losses on cash-flow hedges, minimum pension liability and foreign- currency-translation adjustments.
      Earnings per Share — Basic net income per share represents net income divided by the weighted average common stock outstanding during the period. Diluted net income per share represents net income divided by the weighted average common stock and common stock equivalents outstanding during the period. Weighted average shares used in diluted earnings per share include common stock equivalents arising from stock options, warrants and shares underlying the Company’s convertible notes under the treasury stock method.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth basic and diluted net income per share computational data for the years ended December 31, 2005, 2004 and 2003 (in millions, except per share amounts):

	2005	2004	2003

Net income available to common shareholders	$389.1	$166.4	$78.4

Weighted average common shares outstanding used in computing basic net income per common share	121.5	86.2	56.9
Dilutive securities:
Stock options and warrants(a)	4.3	5.0	3.7
Convertible notes	1.7	1.0	—

Weighted average common shares outstanding used in computing diluted net income per common share	127.5	92.2	60.6

Basic net income per common share	$3.20	$1.93	$1.38

Diluted net income per common share	$3.05	$1.80	$1.29

(a)	The weighted average amount of outstanding antidilutive common stock options excluded from the computation of diluted net income per common share was 2.2 million, 0.9 million and 0.2 million at December 31, 2005, 2004 and 2003, respectively.
      Under Emerging Issues Task Force (“EITF”) No. 04-08 The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, which is effective for periods ending after December 15, 2004, and EITF No. 90-19 Convertible Bonds with Issuer Option to Settle for Cash upon Conversion, because of the Company’s obligation to settle the par value of the convertible debentures in cash, the Company is not required to include any shares underlying the convertible debentures in its diluted weighted average shares outstanding until the average stock price per share for the period exceeds the $47.46, $59.09, and $80.40 conversion price for the 2.50% Convertible Senior Notes due 2023, the Floating Rate Convertible Senior Debentures due 2033 and the 3.25% Convertible Senior Subordinated Notes due 2024, respectively, and only to the extent of the additional shares the Company may be required to issue in the event the Company’s conversion obligation exceeds the principal amount of the notes or debentures converted. At such time, only the number of shares that would be issuable (under the treasury stock method of accounting for share dilution) are included, which is based upon the amount by which the average stock price exceeds the conversion price.
      The table below discloses the effect of increases in the Company’s stock price on the amount of shares to be included in the earnings-per-share calculation. The market price of Fisher stock must be at or above the trigger price for a specified number of days in order for holders to exercise their conversion rights. The table assumes normal conversion for the 2.50% Convertible Senior Notes due 2023, the Floating Rate Convertible Senior Debentures due 2033 and the 3.25% Convertible Senior Subordinated Notes due 2024 in which the principal amount is paid in cash, and the excess up to the conversion value is paid in shares of the Company’s stock as follows (share amounts in millions):

	2.50%	Floating Rate	3.25%
	Convertible Senior	Convertible Senior	Convertible Senior
	Notes	Debentures	Subordinated Notes

Issuance amount (in millions)	$300.0	$344.6	$330.0
Conversion price per share	$47.46	$59.09	$80.40
Trigger price	$56.96	$76.82	$96.48

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Total Potential Shares

	2.50%	Floating Rate	3.25%	Potential
Future Fisher	Convertible Senior	Convertible Senior	Convertible Senior	Share
Common Stock Price	Notes	Debentures	Subordinated Notes	Increase

$47.46	—	—	—	—
$48.46	0.1	—	—	0.1
$59.09	1.2	—	—	1.2
$60.09	1.3	0.1	—	1.4
$80.40	2.6	1.5	—	4.1
$81.40	2.6	1.6	0.1	4.3
$90.00	3.0	2.0	0.4	5.4
      Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates in these financial statements include the fair value and estimated lives of intangible assets assumed in business combinations, restructuring charges and credits, acquisition liabilities, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, fair values of financial instruments, estimated contract revenue and related costs, environmental remediation and legal liabilities, insurable liabilities, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstance giving rises to such changes occur.
Note 3 — Business Combinations and Discontinued Operations

Acquisitions in 2005
      During 2005, the Company acquired Cellomics, Inc. (“Cellomics”), Lancaster Laboratories, Inc. (“Lancaster Laboratories”) and McKesson BioServices. The following table summarizes the preliminary allocation of purchase price to the estimated fair values of the assets acquired and liabilities assumed related to Cellomics, Lancaster Laboratories and McKesson BioServices as of the date of the respective acquisitions (in millions):

Assets:
Current assets	$35.5
Property, plant and equipment	63.7
Intangible assets	66.9
Goodwill	141.8
Other assets	1.3

Total assets acquired	309.2

Liabilities:
Current liabilities	$26.6
Long-term debt	2.1
Other liabilities	31.7

Total liabilities assumed	60.4

Net assets acquired	$248.8

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Cellomics acquisition was completed on August 31, 2005, for $49 million, including the assumption of approximately $10 million in debt, which was subsequently refinanced by the Company, and approximately $4 million in other assumed seller transaction costs. Cellomics operates in the high-content-screening segment of the cellular-analysis market. Cellomics develops instrumentation, reagents, bioassays and software used to provide information on functional changes in live cells. The results of operations of Cellomics have been included in the Company’s scientific products and services segment from the date of acquisition.
      The Lancaster Laboratories acquisition was completed on August 6, 2005, for $150 million in cash. Lancaster Laboratories performs pharmaceutical and industrial analytical testing. The results of operations of Lancaster Laboratories have been included in the Company’s scientific products and services segment from the date of acquisition.
      On July 31, 2005, the Company acquired McKesson BioServices, a business unit of McKesson Corporation, for $63.8 million in cash. McKesson BioServices manages biological specimens and clinical-trial materials. The results of the operations of McKesson BioServices have been included in the Company’s scientific products and services segment from the date of acquisition.
      The preliminary allocation of the purchase price for these acquisitions resulted in goodwill of $141.8 million, of which approximately $114.4 million is non-deductible for tax purposes.

Merger with Apogent Technologies Inc.
      On August 2, 2004, the Company completed an approximately $3.9 billion combination with Apogent Technologies Inc. (“Apogent”) in a tax-free, stock-for-stock merger, which included the assumption of debt with a fair value of approximately $1.1 billion. Apogent focuses on the design, manufacture, and sale of laboratory and life-science products used in healthcare diagnostics and scientific research. Upon completion of the merger, Apogent became a wholly owned subsidiary of Fisher. The results of Apogent have been included in the scientific products and services segment and the healthcare products and services segment from the date of acquisition. The allocation of the purchase price has been completed. The value of liabilities assumed in connection with certain leased facilities as well as the final resolution of certain tax matters, including tax benefits to be realized from the future exercises of options issued in the merger, were finalized in the third quarter of 2005. Finalization of these matters did not result in a material change in the preliminary purchase-price allocation. The Apogent purchase price accounting resulted in an allocation of $2,470 million to goodwill and $817 million to indefinite-lived intangible assets.
      The following unaudited pro forma financial information presents the results of operations as if the Apogent merger had occurred at the beginning of 2004. The pro forma financial information includes amortization of the acquired intangibles on a straight-line basis. It also includes a charge for the step-up of inventory of $74.3 million ($48.3 million net of tax). The pro forma results exclude sales and net income of $35.4 million and $4.6 million for 2004, respectively, pertaining to the Company’s discontinued operation. The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the Company’s results of operations that would actually have been achieved had the acquisition been completed for the periods presented, or that may be achieved in the future (in millions, except per share data):

Year Ended
December 31,
2004

Net sales	$5,237.5
Net income	$219.3
Net income per common share:
Basic	$1.90
Diluted	$1.78

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Acquisition of Dharmacon, Inc.
      On April 1, 2004, the Company acquired Dharmacon, Inc. (“Dharmacon”) for approximately $80 million in cash. Dharmacon focuses on RNA technologies, including RNA interference and small interfering RNA, which are tools for life-science research intended to enhance the efficiency of drug discovery. In connection with this transaction, exercisable options to purchase Dharmacon common stock were converted at fair market value into the right to receive 57,713 shares of Fisher common stock, issued from treasury stock. The results of Dharmacon have been included in the scientific products and services segment from the date of acquisition.

Acquisition of Oxoid Group Holdings Limited
      On March 1, 2004, the Company acquired Oxoid Group Holdings Limited (“Oxoid”). Oxoid is a United Kingdom-based manufacturer of microbiological culture media and other diagnostic products that test for bacterial contamination. The cash purchase price of approximately $330 million was funded through the sale of an initial $300 million principal amount of 3.25% Convertible Senior Subordinated Notes due 2024 and borrowings under the Company’s accounts receivable securitization facility and revolving credit facilities. The results of Oxoid have been included in the scientific products and services segment from the date of acquisition.
      The Oxoid purchase price resulted in an allocation of $213.0 million to goodwill, which is non deductible for tax purposes. The Company also allocated $72.2 million to trademarks with an indefinite life.

Discontinued Operations
      In March of 2006, the Company committed to a plan to dispose of the Company’s laboratory workstations business segment. The following table presents balance sheet information pertaining to the laboratory workstations business, which is classified as assets and liabilities held for sale (in millions):

	December 31, 2005	December 31, 2004

Accounts receivable, net	$17.6	$20.4
Inventories	16.6	12.3
Other current assets	5.3	4.5

Total current assets	39.5	37.2
Property, plant and equipment, net	43.1	36.9
Other assets	16.1	19.2

Total assets	$98.7	$93.3

Accounts payable	$21.2	$20.8
Accrued and other current liabilities	9.7	9.1

Total current liabilities	30.9	29.9
Other liabilities	8.2	8.3

Total liabilities	$39.1	$38.2

      Summarized statement of operations data for the laboratory workstations business segment is as follows (in millions):

	Year ended December 31,

	2005	2004

Net sales	$193.1	$168.5
Loss before taxes	(2.4)	(50.4)
Income tax benefit	0.1	18.6
Loss from discontinued operations, net of tax	(2.3)	(31.8)
      On April 5, 2005, the Company completed the sale of all the capital stock of Atos Medical Holding AB (Atos), a manufacturer of ear, nose and throat medical devices, for approximately $110.0 million in cash. Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB and the results of Atos previously have been included in our healthcare products and services segment. The Company realized a gain on the sale of Atos of $17.0 million, net of taxes of $8.4 million.
      The following table presents balance sheet information pertaining to Atos as of the divestiture date, and as of December 31, 2004, which is classified as assets and liabilities held for sale (in millions):

	(Divestiture Date)
	April 5, 2005	December 31, 2004

Accounts receivable, net	$4.7	$3.8
Inventories	3.8	3.3
Other current assets	1.8	1.7

Total current assets	10.3	8.8
Property, plant, and equipment	3.1	3.2
Goodwill	75.8	75.8
Intangible assets	6.1	6.4

Total assets	$95.3	$94.2

Accounts payable	1.9	1.7
Accrued and other current liabilities	5.3	5.2

Total current liabilities	7.2	6.9
Other liabilities	1.9	2.0

Total liabilities	$9.1	$8.9

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Summarized statement of operations data excluding the gain on disposal for December 31, 2005 and 2004 for the Atos discontinued operations is as follows (in millions):

	2005	2004

Net sales	$10.4	$35.4
Income before taxes	0.4	5.3
Provision for income taxes	0.2	0.7
Income from discontinued operations, net of tax	0.2	4.6
Note 4 — Accounts Receivable
      The following is a summary of accounts receivable at December 31, 2005 and 2004 (in millions):

	2005	2004

Gross accounts receivable	$700.9	$637.3
Allowance for doubtful accounts	(21.5)	(24.9)

Accounts receivable, net	$679.4	$612.4

      On February 4, 2005, the Company amended its existing $225 million receivable securitization facility (“Receivables Securitization”) extending the facility’s maturity date to February 2008. The $225 million facility provides for the sale, on a revolving basis, of all of the accounts receivable of certain of its subsidiaries, namely, Cole-Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton LLC and Fisher Scientific Company LLC to FSI Receivables Company LLC (“FSI”), a special purpose, bankruptcy-remote indirect wholly-owned and consolidated subsidiary of the Company. On the same date, FSI and the Company, as servicer, entered into a receivables transfer agreement with certain financial institutions that provides for the transfer, on a revolving basis, of an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount of $225 million. During 2005 and 2004, the Company collected and reinvested, on a revolving basis, approximately $388 million and $360 million of receivables, respectively. Due to the short-term nature of the receivables, the Company’s retained interest in the pool during the year is valued at historical cost which approximates fair value. The effective funded interest rate on the receivables securitization is a commercial paper rate plus a usage fee of 60 basis points. The unfunded annual commitment fee for the receivables is 30 basis points. The Company recorded $2.8 million, $1.6 million and $0.9 million of losses on the sale of receivables as interest expense during the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005 and 2004, there were no amounts outstanding under the facility and the unutilized capacity of the facility was $220.3 million and $207.2 million, respectively.
Note 5 — Inventories
      Inventories consisted of the following as of December 31, 2005 and 2004 (in millions):

	2005	2004

Raw materials	$138.1	$128.6
Work in process	71.7	63.2
Finished goods	379.2	418.3

Total	$589.0	$610.1

      The value of inventory maintained using the LIFO method was $117.2 million and $128.5 million, which was below estimated replacement cost by approximately $43.8 million and $40.0 million as of December 31, 2005, and 2004, respectively. The value of inventory maintained using the FIFO method was $471.8 million

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
and $481.6 million as of December 31, 2005, and 2004 respectively, which excludes $16.6 million and $15.6 million of inventory related to discontinued operations as of December 31, 2005, and 2004, respectively.
Note 6 — Other Current Assets
      The following is a summary of other current assets as of December 31, 2005, and 2004 (in millions):

	2005	2004

Deferred income taxes	$165.4	$158.7
Other	110.8	101.3

Total	$276.2	$260.0

Note 7 — Property, Plant and Equipment
      The following is a summary of property, plant and equipment by major class of asset as of December 31, 2005, and 2004 (in millions):

	2005	2004

Land, buildings and improvements	$505.7	$466.1
Machinery, equipment and other	661.4	595.1

Total	1,167.1	1,061.2
Accumulated depreciation	(378.9)	(312.7)

Property, plant and equipment, net	$788.2	$748.5

      Depreciation expense from continuing operations, including amortization of assets under capital leases, was $126.0 million, $87.4 million and $49.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. Depreciation related to discontinued operations was $5.2 million, $4.9 million and $3.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 8 — Goodwill and Other Intangible Assets

Goodwill
      The following is a reconciliation of changes in the carrying amounts of goodwill by segment as of December 31, 2005, and 2004 (in millions):

	Scientific	Healthcare
	Products	Products
	and Services	and Services	Total

Balance as of December 31, 2003	$803.5	$76.1	$879.6
Acquisition of goodwill	1,805.8	995.5	2,801.3
Impairment of goodwill	(11.9)	—	(11.9)
Adjustments and allocations	43.4	4.9	48.3
Effect of foreign currency	39.4	0.2	39.6

Balance as of December 31, 2004	$2,680.2	$1,076.7	$3,756.9
Acquisition of goodwill	146.1	10.3	156.4
Adjustments and allocations	(58.0)	(22.7)	(80.7)
Effect of foreign currency	(60.0)	(2.8)	(62.8)

Balance as of December 31, 2005	$2,708.3	$1,061.5	$3,769.8

      The Company performed its annual test for indications of goodwill impairment as of October 31, 2005, resulting in no impairment of goodwill. As of October 31, 2004, as a result of the 2004 annual impairment test, the Company recorded a noncash charge of $64.9 million for the year ended December 31, 2004. The scientific products and services segment accounted for $11.9 million of charges. Included in discontinued operations for 2004 is $53.0 million associated with the impairment of goodwill for the laboratory workstations business. As of October 31, 2003, there was no impairment of goodwill.
      The impairment charge for a reporting unit within the scientific products and services segment was due to the shutdown of an operation as the company was able to identify a lower cost sourcing alternative. The Company utilized a combination of an income approach and market approach to determine the fair value of its reporting units.

Indefinite-lived intangible assets
      Indefinite-lived intangible assets consist of acquired trademarks and trade secrets. The following is a summary of indefinite-lived intangible assets by segment as of December 31, 2005 and 2004 (in millions):

	2005	2004

Scientific products and services	$847.8	$859.0
Healthcare product and services	187.4	185.4

	$1,035.2	$1,044.4

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Other intangible assets
      Intangible assets with a finite useful life are amortized on a straight-line basis over their estimated useful lives, with periods ranging from two to 25 years. The following is a summary of other intangible assets subject to amortization (in millions):

		December 31, 2005		December 31, 2004

	Weighted-Average	Net		Net
	Amortization Period	Carrying	Accumulated	Carrying	Accumulated
	(Years)	Amount	Amortization	Amount	Amortization

Customer relationships	18.9	$296.4	$41.0	$279.0	$20.4
Non-compete agreements	4.1	1.7	12.1	0.5	11.5
Patents and tradenames	15.0	13.3	6.3	9.4	5.4
Developed technology	9.0	181.3	39.8	192.0	15.9
Supplier arrangements	9.2	16.5	4.8	18.3	2.8
Other amortizable intangible assets	13.1	24.7	11.1	21.8	7.6

Total other intangible assets subject to amortization	14.5	$533.9	$115.1	$521.0	$63.6

Indefinite-lived intangible assets		1,035.2		1,044.4

Total other intangible assets		$1,569.1		$1,565.4

      In conjunction with the Company’s annual test for impairment of goodwill, the Company also evaluated its other intangible assets for impairment and recorded on the selling, general and administrative line of the statement of operations a noncash charge of $0.5 million in 2005 related to the scientific products and services segment. In 2004, the Company recorded on the selling, general and administrative line of the statement of operations an impairment charge on other intangible assets of $0.8 million, which was related to the scientific products and services segment.
      For the years ended December 31, 2005, 2004 and 2003, the Company recorded amortization expense of $53.0 million, $31.3 million and $11.6 million, respectively, related to other amortizable intangible assets, excluding amortization from discontinued operations. Amortization expense related to other intangible assets from discontinued operations for 2005, 2004 and 2003 was $0.3 million, $1.3 million and $0.5 million, respectively.
      The estimated amortization expense for each of the five succeeding years and thereafter is as follows (in millions):

For the Year Ended December 31,
2006	$56.2
2007	$54.0
2008	$52.6
2009	$49.2
2010	$45.6
Thereafter	$276.3

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 9 — Accrued and Other Current Liabilities
      The following is a summary of accrued and other current liabilities as of December 31, 2005, and 2004 (in millions):

	2005	2004

Wages and benefits	$114.0	$96.4
Other	315.5	347.4

Total	$429.5	$443.8

Note 10 — Debt
      The following is a summary of debt obligations as of December 31, 2005 and 2004 (in millions):

	2005	2004

Term Facility	$381.2	$393.0
2.50% Convertible Senior Notes due 2023, convertible at $47.46 per share	300.0	300.0
Floating Rate Convertible Senior Debentures due 2033, convertible at $59.09 per share	344.6	344.6
3.25% Convertible Senior Subordinated Notes due 2024, convertible at $80.40 per share	330.0	330.0
8 1/8% Senior Subordinated Notes due 2012 (includes $0 million and $5.9 million of unamortized debt premiums at December 31, 2005 and December 31, 2004, respectively)	1.5	309.9
8% Senior Subordinated Notes due 2013 (includes $0 million and $10.3 million of unamortized debt premium as of December 31, 2005 and December 31, 2004, respectively)	—	310.3
6 3/4% Senior Subordinated Notes due 2014	300.0	300.0
6 1/8% Senior Subordinated Notes due 2015 (includes $2.6 million of unamortized debt discount at December 31, 2005)	497.4	—
Other debt	55.2	60.8

Total debt	2,209.9	2,348.6
Less: short-term portion	(74.5)	(39.4)

Total long-term debt	$2,135.4	$2,309.2

      The weighted average interest rates during 2005 for the Term Facility and Floating Rate Convertible Senior Debentures was 4.50% and 2.07%, respectively.
      On July 15, 2005, the Company issued and sold, pursuant to Rule 144A, $500.0 million of 6 1/8% Senior Subordinated Notes due 2015. The Company used the proceeds from this offering, in part, to complete a tender offer for approximately $298.3 million of the 8% Senior Subordinated Notes due 2013.
      In June 2005, the Company commenced a cash tender offer for all $300 million aggregate principal amount outstanding of its 8% Senior Subordinated Notes due 2013. The Company accepted for purchase approximately $298.3 million of Notes in the tender offer. On August 15, 2005, the Company redeemed the remaining balance of $1.7 million of the Notes. The Company incurred a total charge of $37.1 million, consisting of a premium paid for the debt tender and redemption, the write-off of unamortized premiums and unamortized deferred financing fees, tender hedge costs, and other tender related expenses. The total charge is reflected as other expense (income), net in the accompanying statement of operations.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In April 2005, the Company commenced a cash tender offer for all $304 million aggregate principal amount outstanding of its 8 1/8% Senior Subordinated Notes due 2012. The Company accepted for purchase approximately $290.1 million of notes in the tender offer. Subsequent to the tender offer, the Company purchased on the open market approximately $12.4 million of notes. As part of the tender offer, the Company incurred a total charge of $32.0 million, consisting of a premium paid for the debt redemption, the write-off of a pro rata amount of unamortized premiums and unamortized deferred financing fees, and tender-related expenses. As part of the open-market purchase, the Company incurred a charge of $1.2 million consisting of a premium paid for the notes and the write off of the remaining unamortized premiums and deferred financing fees. The total charge is reflected as other expense (income), net in the accompanying statement of operations.
      In April 2003, the Company entered into various pay-fixed interest rate swaps to hedge a portion of the variability of cash flows related to changes in interest rates on borrowings of variable rate debt obligations. The interest rate swaps had a total notional value of $200 million and were scheduled to expire at various dates between March 2008 and March 2010. During 2005, the Company terminated the swaps and recognized a total pretax gain of $5.3 million. This gain is classified in interest expense in the statement of operations.
      During 2004 we completed the following significant financing transactions:

•	On March 3, 2004, we sold $300 million of our 3.25% Convertible Senior Subordinated Notes due 2024 and on March 23, 2004 sold an additional $30 million principal amount upon exercise of the over-allotment option by the initial purchasers of the notes.

•	On March 31, 2004, we retired $80 million of bank debt outstanding under our term-loan facility, reducing the then outstanding balance to $360 million.

•	On August 3, 2004, we issued and sold pursuant to Rule 144A $300 million of our 6 3/4% Senior Subordinated Notes due 2014. We used the proceeds from this offering to repay Apogent’s 6 1/2% Senior Subordinated Notes due 2013.
      The following is a summary description of our principal indebtedness as of December 31, 2005.
Credit Facilities
      In August 2004, we entered into a credit facility (the “Credit Facility”) consisting of (i) a $500 million revolving credit facility (the “Revolving Credit Facility”) and (ii) a $700 million term facility (the “Term Facility”) in three tranches: (a) a $250 million Tranche A-1, (b) a $300 million Tranche A-2 and (c) a $150 million Tranche B. The Tranche A-2 loan was unfunded at the closing of the Credit Facility. The Credit Facility has been amended several times since the original close. As a result of these amendments, the $300 million commitment under the unfunded A-2 tranche was transferred to the Revolving Credit Facility (thus increasing the Revolving Credit Facility to $800 million), and Tranche B borrowings were refinanced with additional Tranch A-1 borrowings. Our effective interest rate on the Tranche A-1 and Revolving Credit Facility borrowings has changed as a result of these amendments from LIBOR + 125 basis points to LIBOR + 62.5 basis points.
      The commitments under the Revolving Credit Facility terminate in 2009. As of December 31, 2005, there were no borrowings outstanding under the Revolving Credit Facility. The Revolving Credit Facility provides for the issuance of letters of credit, thereby reducing the amounts available for borrowing. As of December 31, 2005, there were $31.8 million in letters of credit outstanding, including $0.7 million related to discontinued operations, and $768.2 million of borrowings available under the Revolving Credit Facility.
      The Credit Facility contains covenants that require us to maintain interest-coverage ratios above certain minimum levels and total leverage and senior leverage ratios below certain maximum levels. The Credit Facility also contains additional covenants, including limitations on liens; investments; acquisitions; indebted-

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
ness; dispositions; dividends; share repurchases; mergers or sales of substantially all assets; changes in nature of business; and transactions with affiliates. The Company’s obligations under the credit facilities are secured by a pledge of the stock of the Company’s material domestic subsidiaries and 65% of the stock of the Company’s material foreign subsidiaries.
2.50% Convertible Senior Notes due 2023
      The Company has $300 million principal amount of 2.50% Convertible Senior Notes due 2023. Interest on the Notes is payable on April 1 and October 1 of each year. The Notes are convertible at the option of the holder upon the occurrence of certain events, at a price of $47.46 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of Notes by holders in respect of the principal amount of the Notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of Notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The Notes may be redeemed, in whole or in part, at our option on or after October 2, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the Notes have the option, subject to certain conditions, to require us to purchase any Notes held by them for 100% of the principal amount plus accrued interest on October 1, 2010, October 1, 2015, and October 1, 2020, or upon a change of control.
Floating Rate Convertible Senior Debentures due 2033
      The Company has $344.6 million principal amount of Floating Rate Convertible Senior Debentures due 2033. Interest on the Notes is payable on March 15, June 15, September 15 and December 15 of each year at an annual rate of LIBOR minus 1.25%. In addition, additional quarterly interest equal to 0.0625% of the market value of the Notes will be paid commencing with the quarterly interest period beginning December 15, 2009, if the market value of the Notes during specified testing periods is 120% or more of the principal value. The Notes are convertible at the option of the holder upon the occurrence of certain events, at a price of $59.09 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of Notes by holders in respect of the principal amount of the Notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of Notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The Notes may be redeemed, in whole or in part, at our option on or after March 15, 2010, at 100% of the principal amount plus accrued interest. In addition, holders of the Notes have the option, subject to certain conditions, to require us to purchase any Notes held by them for 100% of the principal amount plus accrued interest on December 15, 2008, March 15, 2010, December 15, 2014, December 15, 2019, December 15, 2024, and December 15, 2029, or upon a change of control.
3.25% Convertible Senior Subordinated Notes due 2024
      The Company has $330 million principal amount of 3.25% Convertible Senior Subordinated Notes due 2024. Interest on the Notes is payable on March 1 and September 1 of each year. The Notes are convertible at the option of the holder upon the occurrence of certain events, at a price of $80.40 per share. In May 2005, we terminated our right to deliver shares of common stock upon conversion of Notes by holders in respect of the principal amount of the Notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, up to the principal amount of Notes converted. The Company will have the option to satisfy any amount of conversion obligation in excess of the principal amount in cash and/or shares of common stock. The Notes may be redeemed, in whole or in part, at our option, on or after March 2, 2011, at 100% of the principal amount plus accrued interest. In addition, holders of the Notes have the option, subject to certain conditions, to require us to purchase any Notes held by them for 100% of the principal amount plus accrued interest on March 1, 2011, March 1, 2016 and March 1, 2021, or upon a change of control.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
6 3/4% Senior Subordinated Notes due 2014
      The Company has $300 million principal amount of 6 3/4% Senior Subordinated Notes due 2014. Interest on the Notes is payable on February 15 and August 15 of each year. The Notes may be redeemed, in whole or in part, at our option, on or after August 15, 2009, at specified redemption prices plus accrued interest. At any period prior to August 15, 2009, we may redeem the Notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. Also, on or prior to August 15, 2007, at our option, we may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 106.75% of the principal amount plus accrued interest with the proceeds of one or more equity offerings.
      If a change of control occurs and the Notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of Notes may require us to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount plus accrued interest. The Notes contain covenants that limit our ability to incur additional indebtedness, pay dividends, repurchase shares, create certain liens, enter into transactions with affiliates, consummate asset sales, and merge or consolidate. Most of these covenants are suspended during any period that the Notes are rated BBB- or better by S&P or Baa3 or better by Moody’s. In addition, most of these covenants permanently terminate if the Notes are rated BBB- or better by S&P and Baa3 or better by Moody’s.
6 1/8% Senior Subordinated Notes due 2015
      On July 15, 2005, the Company issued $500 million principal amount of 6 1/8% Senior Subordinated Notes due 2015. Interest on the Notes is payable on January 1 and July 1 of each year. The Notes may be redeemed, in whole or in part, at our option, on or after July 1, 2010, at specified redemption prices plus accrued interest. At any period prior to July 1, 2010, the Company may redeem the Notes at a redemption price of 100% of the principal amount plus a specified make-whole premium plus accrued interest. Also, on or prior to July 1, 2008, at our option, the Company may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 106.125% of the principal amount plus accrued interest with the proceeds of one or more equity offerings.
      If a change of control occurs and the Notes fail to maintain at least a BBB- rating by S&P and a Baa3 rating by Moody’s, each holder of Notes may require us to repurchase some or all of its Notes at a purchase price equal to 101% of the principal amount plus accrued interest. The Notes contain covenants that limit our ability to incur additional indebtedness, pay dividends, repurchase shares, create certain liens, enter into transactions with affiliates, consummate asset sales, and merge or consolidate. Most of these covenants are suspended during any period that the Notes are rated BBB- or better by S&P or Baa3 or better by Moody’s. In addition, most of these covenants permanently terminate if the Notes are rated BBB- or better by S&P and Baa3 or better by Moody’s.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the maturities of the Company’s indebtedness, at December 31, 2005 (in millions):

						3.25%
				Floating Rate		Convertible
		2.50%		Convertible		Senior	6 3/4% Senior	6 1/8% Senior
	Term	Convertible		Senior		Subordinated	Subordinated	Subordinated
	Facility	Senior Notes		Debentures		Notes	Notes	Notes		Other(1)	Total

2006	$28.6	$—		$—		$—	$—	$—		$45.9	$74.5
2007	28.6	—		—		—	—	—		3.0	31.6
2008	38.1	—		—		—	—	—		4.5	42.6
2009	285.9	—		—		—	—	—		0.4	286.3
2010	—	—		—		—	—	—		—	—
2011 and beyond	—	300.0	(2)	344.6	(3)	330.0	300.0	497.4	(4)	2.9	1,774.9

Total	$381.2	$300.0		$344.6		$330.0	$300.0	$497.4		$56.7	$2,209.9

(1)	Other debt primarily consists of 8 1/8% Senior Subordinated Notes, capital lease obligations and borrowings at subsidiary levels.

(2)	The 2.50% Convertible Senior Notes mature in 2023 but can be put to the Company by the Note holders in 2010.

(3)	The Floating Rate Convertible Senior Debentures mature in 2033, but can be put to the Company by the debenture holders in 2008.

(4)	The 6 1/8% Senior Subordinated Notes include debt discounts of $2.6 million.
Note 11 — Other Long-Term Liabilities
      The following is a summary of other long-term liabilities as of December 31, 2005 and 2004 (in millions):

	2005	2004

Deferred taxes	$649.7	$642.6
Other	333.3	309.3

Total	$983.0	$951.9

Note 12 — Fair Value of Financial Instruments
      The Company’s financial instruments consist primarily of cash and cash equivalents held at financial institutions, accounts receivable, accounts payable, short- and long-term debt, interest-rate swaps, foreign-currency forward and option contracts, and commodities swap and option contracts. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term nature of these instruments.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The carrying amount and fair value of the Company’s long-term debt, foreign-currency forward and option contracts, interest-rate swap agreements, and commodities swap and option contracts are as follows at December 31, 2005 and 2004 (in millions):

	2005		2004

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt:
Convertible debt	$974.6	$1,157.5	$974.6	$1,254.6
Other	1,160.8	1,177.6	1,334.6	1,419.5

Total long-term debt	$2,135.4	$2,335.1	$2,309.2	$2,674.1

Foreign currency forward and options contracts	$0.3	$0.3	$—	$—

Interest rate swap agreements	$—	$—	$1.7	$1.7

Commodities swap and options contracts	$(0.4)	$(0.4)	$(0.1)	$(0.1)

      The fair value of bank debt approximates the net carrying value. The fair value of long-term debt other than bank debt at the end of 2005 and 2004 was estimated based on current quotes from bond traders making a market in the debt instrument. The fair value of the foreign-currency forward and options contracts was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account the change in currency exchange rates, volatilities and certain other factors. The fair value of interest-rate swap agreements was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account interest rates, market expectation for future interest rates and the creditworthiness of the Company. The fair value of the commodities swap and options contracts was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account the change in commodities prices, volatilities and certain other factors.
      The Company also had off-balance-sheet standby letters of credit with notional amounts of $31.8 million and $38.1 million, including $0.7 million and $1.2 million related to discontinued operations, at December 31, 2005 and 2004, respectively.
      None of the Company’s financial instruments represents a concentration of credit risk as the Company deals with a variety of major banks worldwide, and its accounts receivable are spread among a number of customers and geographic areas.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 13 — Commitments and Contingencies
      The Company leases certain logistics, office, and manufacturing facilities. The following is a summary of annual future minimum lease and rental commitments under noncancelable capital and operating leases from continuing operations as of December 31, 2005 (in millions):

	Capital	Operating
	Leases	Leases

2006	$2.5	$49.7
2007	2.0	41.3
2008	1.6	34.2
2009	0.4	26.2
2010	—	18.5
Thereafter	—	40.8

Net minimum lease payments	$6.5	$210.7

Less amount representing interest	0.6

Present value of minimum lease payments	$5.9

      Rent expense includes in the accompanying statement of operations was $44.2 million, $36.4 million, and $22.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. Rent expense excludes $0.5 million, $0.5 million and $0.6 million pertaining to the laboratory workstations discontinued operations for the years ended December 31, 2005, 2004 and 2003, respectively.
      As of December 31, 2005, the Company had outstanding letters of credit totaling $31.8 million, which primarily represent guarantees issued to local banks in support of borrowings by foreign subsidiaries of the Company, guarantees with respect to various insurance activities and performance letters of credit issued in the normal course of business.
      The Company has entered into unconditional purchase obligations, in the ordinary course of business, that include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable at any time without penalty. The aggregate amount of the Company’s unconditional purchase obligations totaled $15.6 million at December 31, 2005 and the full amount of these obligations is expected to be settled during 2006.
      There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In addition, the Company has assumed certain specified insurance liabilities, including those related to an inactive insurance subsidiary, primarily related to certain historical businesses of its former parent. In view of the Company’s financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
      The Company establishes a liability that is an estimate of amounts needed to pay indemnity costs in the future for insured events that have already occurred. The liability recorded does not include legal and defense costs, which are recorded as incurred and are not expected to be material. The accrued liabilities are based on management’s judgment as to the probability of losses, opinions of legal counsel and, where applicable, actuarially determined estimates. The reserve estimates are adjusted as additional information becomes known or payments are made.
      When a range of probable loss can be estimated the Company accrues the most likely amount, or at least the minimum of the range of probable loss. The range of probable loss related to workers compensation, general, automobile and product liabilities at December 31, 2005, was approximately $52 million to

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
$109 million. The Company’s recorded reserves are $53 million and $46 million at December 31, 2005 and 2004, respectively. This reserve is gross of estimated amounts due from insurers of $19 million and $15 million at December 31, 2005 and 2004, respectively. The process of estimating losses involves a considerable degree of judgment by management and the ultimate amount of expense could vary. However, the Company believes that the amounts reserved are adequate based on available information.
      In the ordinary course of business, the Company has purchased insurance coverage from third-party insurance carriers to minimize loss and manage risk from worker injury, general, automobile and product liability. Insurance contracts do not relieve the Company of its primary obligation with respect to any losses incurred. The collectibility of amounts due from its insurers is subject to the solvency and willingness of the insurer to pay, as well as the legal sufficiency of the insurance claims. Management monitors the financial condition and ratings of its insurers on an ongoing basis.
      The Company is currently involved in various stages of investigation and remediation related to environmental matters. The Company cannot predict the potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company’s responsibility. However, these costs could be material. Expenses for environmental remediation matters relate to the costs of permit requirements and installing, operating and maintaining groundwater-treatment systems and other remedial activities related to historical environmental contamination at the Company’s domestic and international facilities were approximately $0.8 million in 2005, $0.8 million in 2004 and $1.0 million in 2003. The Company records accruals, on an undiscounted basis, for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The Company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge of and experience with these environmental matters. The Company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. Accrued liabilities for environmental matters were $32.6 million and $32.2 million, including $2.6 million and $2.6 million attributable to discontinued operations, at December 31, 2005 and 2004, respectively.
      Management believes that this accrual is adequate for the environmental remediation liabilities the Company expects to incur. As a result, the Company believes that the ultimate liability with respect to environmental remediation matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, the Company may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the Company’s operations, which could have a material adverse effect on the Company’s financial position, results of operations or cash flows. Although these environmental remediation liabilities do not include third-party recoveries, the Company may be subject to indemnification claims from third parties for liabilities relating to certain sites.
Note 14 — Stockholders’ Equity

Preferred and Common Stock
      The preferred and common stock of the Company are each issuable in one or more series or classes, any or all of which may have such voting powers, full or limited, or no voting powers, and such designations, preferences and related participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are set forth in the Restated Certificate of Incorporation of Fisher or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by Fisher’s Board of Directors, which is expressly authorized to set such terms for any such issue. Under the Restated Certificate of Incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock and

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
15,000,000 shares of preferred stock. As of December 31, 2005 and 2004, there were warrants outstanding to purchase 1,653,585 shares of common stock at an exercise price of $9.65 per share and exercisable through January 2008.
      In September 2003, the Company issued and sold 6.6 million shares of common stock in a public offering at a price of $40.75 per share. The Company sold these shares under a “shelf” registration statement pursuant to which it could issue and sell up to $750 million of its debt and equity securities. Proceeds to the Company from the offering were $260.6 million, net of underwriters’ discounts and offering costs.
      In May 2005, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to allow the Company to issue, in one or more offerings, up to $1.0 billion aggregate amount of equity or debt securities. This shelf registration statement replaces the Company’s previous shelf registration statement that had a remaining capacity of approximately $150 million of securities.
      On March 15, 2005, the Board of Directors authorized a share repurchase program of up to $300 million of common stock. The authorization for share repurchases extends through March 15, 2007. The program authorizes management, at its discretion, to repurchase shares from time to time on the open market or in privately negotiated transactions subject to market conditions and other factors. As of December 31, 2005, no shares have been repurchased under this program.

Stock Plans
      Under the terms of the Apogent merger agreement, each outstanding option to purchase shares of Apogent common stock became fully vested and was assumed by Fisher. Each option outstanding at the time of the merger was converted into the right to acquire shares of Fisher common stock determined by multiplying (i) the number of shares of Apogent common stock subject to the option immediately prior to the effective date of merger (August 2, 2004) by (ii) .56, rounded down to the nearest whole number. The per share exercise price for the Fisher common stock issuable upon the conversion of the Apogent options was adjusted by dividing the exercise price per share of the Apogent common stock that otherwise could have been purchased under the Apogent stock option by .56, rounded up to the nearest whole cent. On August 2, 2004 Apogent had 11,184,155 options outstanding, which were converted into 6,263,127 options to purchase Fisher shares. As of December 31, 2005 there were 1,236,259 options outstanding from the former Apogent awards.
      Under the Company’s 2005 Equity and Incentive Plan (“2005 Plan”), the Company may grant up to 7,250,000 shares of common stock in the form of incentive stock options, non-qualified stock options, and other stock-based awards, including but not limited to restricted stock, restricted stock units, dividend equivalents, performance units, stock appreciation rights (payable in shares) and other long-term stock-based or cash-based awards. Awards other than options, which are settled in stock, are counted against the foregoing share limit as 1.8 shares for every one share actually issued in connection with such an award. The aggregate awards granted during any fiscal year to any single individual who is likely to be a “covered employee” as defined under Code Section 162(m) shall not exceed (i) 1,000,000 shares subject to stock options or stock appreciation rights and (ii) 500,000 shares subject to restricted stock or other stock-based awards (other than stock appreciation rights). Options granted have a term of 10 years and generally vest over three years. The exercise price of any option granted may not be less than the fair market value of the common stock on the date of grant. During 2005, the Company granted compensatory restricted stock units under the 2005 Plan and at December 31, 2005, there were 3,000 restricted stock units outstanding. As of December 31, 2005, there were 5,031,260 shares available for future grant.
      Upon the adoption of the 2005 Plan, the Company ceased granting awards under the 2003 Equity and Incentive Plan (the “2003 Plan”). As of December 31, 2005, there were 2,109,021 shares outstanding under the 2003 Plan. Awards under the 2003 plan were authorized to be made in the form of incentive stock options, non-

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
qualified stock options, or other stock-based awards, including, but not limited to restricted stock units or dividend payments. Options granted have a term of five or 10 years and generally vest over three years. The exercise price of any option granted may not be less than the fair market value of the common stock on the date of the grant.
      Upon the adoption of the 2005 Plan, the Company ceased granting awards under the 2001 Equity and Incentive Plan (“2001 Plan”). As of December 31, 2005, there were 4,665,081 shares outstanding under the 2001 Plan. Awards under the 2001 Plan were authorized to be made in the form of incentive stock options, non qualified stock options, other stock-based awards, including but not limited to restricted stock units or dividend payments. Options granted have a term of five or 10 years and generally vest over three years. The exercise price of any option may not be granted at less than the fair market value of the common stock on the date of the grant.
      Upon adoption of the 2001 Plan, the Company ceased granting awards under the 1998 Equity and Incentive Plan (the “1998 Plan”). As of December 31, 2005, there were 1,245,424 shares outstanding under the 1998 Plan. Awards under the 1998 Plan were authorized to be made in the form of options (whether incentive or otherwise), stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. Options granted under the 1998 Plan have a term of 10 years and generally vest either over a three- to five-year period in equal installments, or in one installment nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or other factors. The Company also granted options to purchase 758,333 shares of common stock having a 10-year term and vesting five to nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or unless “put” to the Company by the executive or called by the Company in accordance with the terms of the respective grant agreements. The total put and/or call rights are limited to $10.0 million plus interest and are recorded in other liabilities.
      A summary of the status of the Company’s stock option plans as of December 31, 2005, 2004 and 2003, and changes during the years then ended is presented in the following table:

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(in 000’s)	Price	(in 000’s)	Price	(in 000’s)	Price

Outstanding at beginning of year	13,005	$33.22	11,039	$25.77	7,740	$19.73
Granted	3,938	62.90	1,462	55.47	4,883	34.49
Converted Apogent Options	—	—	6,263	36.05	—	—
Exercised	(4,728)	31.14	(5,075)	26.78	(978)	20.24
Canceled/ Expired/ Forfeited	(746)	52.39	(684)	34.29	(606)	27.93

Outstanding at end of year	11,469	$43.01	13,005	$33.22	11,039	$25.77

Exercisable at end of year	7,140	$34.96	9,803	$30.31	5,402	$18.65
Weighted average fair value of options granted		$19.68		$18.37		$13.96

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

			Weighted		Weighted
	Number	Weighted Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
Range of Exercise Price	(in 000’s)	Contractual Life	Price	(in 000’s)	Price

$9.00 — $13.00	877	2.1	$9.50	877	$9.50
13.01 — 17.00	4	1.6	15.23	4	15.23
17.01 — 21.00	82	3.1	18.23	82	18.23
21.01 — 25.00	802	5.2	23.97	802	23.97
25.01 — 29.00	1,580	6.2	28.44	1,058	28.47
29.01 — 33.00	722	5.5	30.21	703	30.18
33.01 — 37.00	203	3.3	34.86	188	34.89
37.01 — 41.00	1,804	3.3	39.19	1,696	39.20
41.01 — 45.00	656	5.2	44.22	560	44.20
45.01 — 49.00	128	5.9	47.88	124	47.92
49.01 — 54.00	65	8.1	53.45	22	53.47
54.01 — 59.00	790	8.5	56.63	184	56.59
59.01 — 64.00	1,908	9.1	61.32	137	61.80
64.01 — 69.00	1,848	9.5	64.61	703	64.60

	11,469			7,140

Note 15 — Other Expense (Income), Net
      Other expense (income), net, consists of interest income on cash and cash equivalents and other non operating income and expense items. Other expense (income), net, includes the following for the years ended December 31, 2005, 2004 and 2003 (in millions):

	2005	2004	2003

Debt-refinancing costs	$70.3	$14.4	$65.9
Acquisition-related foreign currency hedges	—	2.2	15.7
Gain on sale of investment	(3.3)	(22.7)	—
Interest income and other	(6.5)	(4.1)	(3.6)

Other expense (income), net	$60.5	$(10.2)	$78.0

      Debt refinancing costs in 2005 were attributable to $32.0 million and $1.2 million of charges incurred in connection with our debt tender and open market purchase for the 8 1/8% Senior Subordinated Notes due 2012 and $37.1 million of charges incurred in connection with the debt tender and redemption of 8% Senior Subordinated Notes due 2013, offset in part by gain on sale of investment and interest income. Amounts in 2004 primarily relate to third-party costs incurred to refinance the debt assumed in the Apogent merger and the write-off of deferred financing fees and third-party costs related to the Fisher credit facility that was refinanced upon consummation of the Apogent merger. Amounts in 2003 primarily relate to call premiums and the write-off of deferred financing fees for the redemption of our previously outstanding 9% Senior Subordinated Notes and 7 1/8% Notes. Interest income from discontinued operations of $0.2 million, $0.2 million and $0.3 million for the years ended December 31, 2005, 2004, and 2003, respectively, is excluded from the table above.
      In the fourth quarter of 2004, the Company received proceeds of $26 million, and recognized a gain of $22.7 million, from the liquidation of an investment in ProcureNet, Inc. (“ProcureNet”). ProcureNet is a former subsidiary that was spun off from Fisher in 1999.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Note 16 — Income Taxes
      The geographic sources of income from continuing operations before income taxes are summarized below (in millions):

	2005	2004	2003

Domestic	$299.8	$126.2	$24.4
Foreign	190.7	111.3	57.5

Income from continuing operations before income taxes	$490.5	$237.5	$81.9

      The provision for income taxes on income from continuing operations is comprised of the following for years ended December 31, 2005, 2004 and 2003 (in millions):

	2005	2004	2003

Current income tax expense:
Federal	$16.4	$4.8	$11.2
State	7.0	2.3	2.3
Foreign	21.5	21.2	4.7

Total current	44.9	28.3	18.2

Deferred income tax expense (benefit):
Federal	75.1	24.1	(3.7)
State	5.8	1.4	(0.1)
Foreign	(9.5)	(9.9)	(1.3)

Total deferred	71.4	15.6	(5.1)

Total income tax provision	$116.3	$43.9	$13.1

      Tax benefits of $35.3 million, $34.9 million and $6.0 million associated with the exercise of employee stock options were allocated to equity and recorded in capital in excess of par value in the years ended December 31, 2005, 2004 and 2003, respectively. In addition, tax benefits (detriments) of $1.8 million, $1.1 million and ($0.4) million associated with rabbi trust stock distributions were allocated to equity and recorded in capital in excess of par value in the years ended December 31, 2005, 2004 and 2003, respectively.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The provision for income-tax expense differs from the amount computed by applying the U.S. statutory rate to income from continuing operations before income taxes for the reasons set forth below for the years ended December 31 (in millions, except percent amounts):

	2005	%	2004	%	2003	%

Taxes computed at statutory federal rate	$171.6	35.0%	$83.1	35.0%	$28.6	35.0%
Foreign tax rate differential and foreign losses not tax benefited	(47.4)	(9.7)%	(19.5)	(8.2)%	(16.7)	(20.4)%
American Jobs Creation Act of 2004 Repatriation	4.2	0.8%	—	0.0%	—	0.0%
Extraterritorial income exclusion	(5.4)	(1.1)%	—	0.0%	—	0.0%
State income taxes, net of federal benefit	9.1	1.9%	2.6	1.1%	1.3	1.5%
Nondeductible permanent items, net	1.9	0.4%	—	0.0%	0.7	0.9%
Basis difference investment disposed or settled	(6.6)	(1.3)%	(6.8)	(2.9)%	—	0.0%
Tax audits settled	(6.8)	(1.4)%	(10.9)	(4.6)%	—	0.0%
Foreign tax credits benefited	(1.9)	(0.4)%	(4.1)	(1.7)%	—	0.0%
Other	(2.4)	(0.5)%	(0.5)	(0.2)%	(0.8)	(1.0)%

Income tax provision	$116.3	23.7%	$43.9	18.5%	$13.1	16.0%

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. The tax effects of temporary items are as follows as of December 31, 2005 and 2004 (in millions):

	2005	2004

Deferred tax assets:
Net operating loss and capital loss carryforwards	$175.0	$147.6
Postretirement benefit costs other than pension	20.1	20.5
Pension	26.4	11.6
Accrued employee benefits	18.6	22.7
Environmental accruals	10.2	10.4
Reserves and other accruals	33.9	37.7
Inventory reserves	25.3	27.7
Allowance for doubtful accounts	3.5	3.7
Investments	7.2	7.4
Property, plant and equipment	4.7	7.2
Goodwill and other intangibles	3.4	(16.8)
Charitable loss	4.4	5.1
Tax credits	10.8	6.1
Other	39.5	31.1

Gross deferred tax assets	383.0	322.0
Less valuation allowance	(110.9)	(72.1)

Total deferred tax assets	272.1	249.9

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	2005	2004

Deferred tax liabilities:
Goodwill and other intangibles	600.2	608.1
Property, plant and equipment	66.3	55.2
Pension	28.7	33.1
Inventory	0.2	5.0
Other	42.2	22.7

Total deferred tax liabilities	737.6	724.1

Net deferred tax assets	$—	$—

Net deferred tax liabilities	$465.5	$474.2

      At December 31, 2005, the net deferred tax amount shown above was classified on the balance sheet as $165.4 million of current deferred tax assets, $20.5 million of long-term deferred tax assets, $1.7 million of current deferred tax liabilities and $649.7 million of long-term deferred tax liabilities. At December 31, 2004, the net deferred tax amount shown above was classified on the balance sheet as $158.7 million of current deferred tax assets, $10.2 million of long-term deferred tax assets, $0.5 million of current deferred tax liabilities and $642.6 million of long-term deferred tax liabilities.
      The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets, including both operating loss and capital loss carryforwards will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdiction.
      The Company takes into consideration such factors as the future reversals of existing taxable temporary differences, projected future operating results, the available carryforward period and other circumstances in assessing the realizability of tax benefits of net operating loss carryforwards. At December 31, 2005, the Company had accumulated net operating loss carryforwards for tax purposes expiring as follows (in millions):

	Net Operating	Less Valuation	Net Operating
	Loss (Gross)	Allowance	Loss (Net)

2006	$12.2	$(3.6)	$8.6
2007	19.7	(12.1)	7.6
2008	10.9	(8.4)	2.5
2009	9.2	(5.9)	3.3
2010	10.8	(7.8)	3.0
Thereafter	753.9	(494.6)	259.3

Total accumulated net operating loss	$816.7	$(532.4)	$284.3

      On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (“the Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends-received deduction for certain dividends from controlled foreign corporations. This deduction is subject to a number of limitations, including the ways that repatriated funds may be reinvested. During 2005 we repatriated approximately $30 million under the provisions of the incentive. Provisions have been made for U.S. and additional foreign taxes for the anticipated repatriation of certain earnings of our foreign subsidiaries. We consider the undistributed earnings of our foreign subsidiaries above the amount already provided to be indefinitely reinvested as there is no intention to repatriate earnings. Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $506.9 million at December 31, 2005. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
payable to the various foreign countries. No additional provision has been recorded as such earnings are expected to be permanently reinvested. The Company is not able to estimate the incremental taxes that would be payable upon repatriation.
      We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Amounts accrued for the potential tax assessments that exceed amounts reflected in filed tax returns are provided in accordance with SFAS No. 5, Accounting for Contingencies.
      At December 31, 2005, the Company had capital loss carryforwards of $40.7 million that expire December 31, 2007. The valuation allowances at December 31, 2005 and 2004 predominantly represent allowances against foreign and state net operating losses and capital loss carryforwards, which are not anticipated to result in future tax benefits. At December 31, 2005, $50.3 million of the valuation allowances will ultimately reduce goodwill if the corresponding losses or credits are utilized.
Note 17 — Employee Benefit Plans
      The Company has various retirement programs, including traditional defined benefit pension plans, a cash balance pension plan, defined contribution plans, and other plans available to most employees. Benefits related to the defined benefit pension plans are either fully paid for by the Company or the plans provide for mandatory employee contributions as a condition of participation. Under the cash-balance plan in the United States, a participating employee accumulates a cash-balance account, which is credited monthly with an allocation equal to 3.5% of compensation and interest. As of October 31, 2005, the Company amended its cash balance plan to eliminate future compensation credits, subsequent to January 1, 2006. For affected employees, the Company will increase its contribution level to its defined contribution 401K plan in 2006. The amendment to the cash balance plan resulted in a $3.7 million curtailment gain recognized in the fourth quarter of 2005. The Company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2005 and 2004, the Company made voluntary contributions of approximately $25 million and $40 million, respectively, to its U.S. and international plans. Approximately 1,300 employees of the laboratory workstations business participate in the U.S. pension plans.
      The Company also maintains a supplemental nonqualified executive retirement program (“SERP”) for certain of its executives. The benefit obligation related to this program is approximately $53 million and $49 million at December 31, 2005, and 2004, respectively. Assets of approximately $45 million at December 31, 2005 are set aside in a rabbi trust established for this program and are included in other assets on the balance sheet.
      The Company, generally at its own discretion, provides a postretirement healthcare program that is administered by the Company to employees who elect to and are eligible to participate. The Company funds a portion of the costs of this program on a self-insured and insured-premium basis.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table provides a reconciliation of benefit obligations, plan assets and funded status of the Company’s pension plans, SERP and other postretirement benefits (in millions):

							Other
	Domestic Pension		Foreign Pension				Postretirement
	Benefits		Benefits		SERP Benefits		Benefits

	2005	2004	2005	2004	2005	2004	2005	2004

Change in projected benefit obligations
Benefit obligation at beginning of year	$344.3	$215.9	$218.7	$103.2	$48.7	$24.5	$36.7	$28.2
Business combination	—	96.5	12.2	86.5	—	4.9	(0.7)	7.0
Service costs	13.7	10.0	12.1	7.2	2.5	1.6	0.5	0.4
Interest costs	19.3	15.7	11.3	9.7	2.9	2.4	2.1	1.9
Plan amendment	—	—	—	—	0.5	12.9	(8.3)	—
Special termination benefits	—	—	1.6	—	0.3	—	—	—
Curtailment	—	—	(0.5)	—	—	—	—	—
Plan participants’ contribution	—	—	2.6	1.9	—	—	2.9	2.0
Actuarial (gains) losses	2.1	22.1	19.7	(0.7)	(0.8)	2.7	0.7	0.8
Benefits paid	(21.2)	(15.9)	(6.6)	(2.7)	(1.4)	(0.3)	(5.1)	(3.9)
Currency translation and other	—	—	(12.5)	13.6	—	—	0.2	0.3

Benefit obligation at end of year	$358.2	$344.3	$258.6	$218.7	$52.7	$48.7	$29.0	$36.7

Change in fair value of plan assets
Fair value of plan assets at beginning of year	$351.4	$237.8	$162.7	$91.4	$—	$—
Business combination	—	63.5	12.2	48.7	—	—
Actual return on plan assets	22.7	25.5	22.7	6.1	—	—
Employer contribution	9.6	40.5	24.6	5.9	1.4	0.3
Plan participants’ contributions	—	—	2.6	1.9	—	—
Benefits paid	(21.2)	(15.9)	(6.6)	(2.7)	(1.4)	(0.3)
Currency translation and other	—	—	(9.8)	11.4	—	—

Fair value of plan assets at end of year	$362.5	$351.4	$208.4	$162.7	$—	$—

Funded status
Funded status	$4.3	$7.1	$(49.8)	$(56.0)	$(52.7)	$(48.7)	$(29.0)	$(36.7)
Unrecognized net actuarial (gain) loss	67.2	64.2	40.9	37.4	7.4	8.8	(16.7)	(19.2)
Unrecognized prior service costs	0.1	(4.3)	—	—	11.6	12.7	(9.2)	(2.5)
Unrecognized net transition obligation	—	—	0.5	0.5	—	—	—	—

Net amount recognized	$71.6	$67.0	$(8.4)	$(18.1)	$(33.7)	$(27.2)	$(54.9)	$(58.4)

Amounts recognized in consolidated balance sheet consist of:
Prepaid benefit asset	$74.8	$70.6	$35.4	$22.4	—	$—
Accrued benefit liability	(3.7)	(4.2)	(51.0)	(46.5)	(49.9)	(45.3)
Intangible asset	—	—	—	—	11.6	12.7
Accumulated other comprehensive income	0.5	0.6	7.2	6.0	4.6	5.4

Net amount recognized	$71.6	$67.0	$(8.4)	$(18.1)	$(33.7)	$(27.2)

Accumulated benefit obligation	$338.0	$325.5	$217.6	$179.8	$49.2	$45.0

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Domestic Pension		Foreign Pension
	Benefits		Benefits		SERP Benefits

	2005	2004	2005	2004	2005	2004

Weighted-average assumptions used to determine projected benefit obligations
Discount rate	5.75%	5.75%	4.94%	5.44%	5.75%	5.75%
Average rate of increase in employee compensation	4.00%	4.00%	3.95%	3.95%	4.00%	4.00%
Weighted-average assumptions used to determine the net benefit cost (income)
Discount rate	5.75%	6.10%	5.44%	5.51%	5.75%	6.23%
Average rate of increase in employee compensation	4.00%	4.00%	3.95%	3.95%	4.00%	4.00%
Expected long-term rate of return on assets	7.75%	8.00%	6.65%	6.93%
      The projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets are as follows (in millions):

	Pension Benefits

	2005	2004

Pension plans with projected benefit obligations in excess of plan assets
Projected benefit obligation	$423.6	$367.5
Fair value of plan assets	292.1	240.9
      The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows (in millions):

	Pension Benefits

	2005	2004

Pension plans with accumulated benefit obligations in excess of plan assets
Accumulated benefit obligation	$186.5	$233.3
Fair value of plan assets	100.4	162.9
      The overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. The Company considers historical performance for the types of assets in which the plans invest, independent market forecasts and management estimates when developing the expected rate of return for each class of assets. The measurement date for our plans is October 31.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The net periodic pension benefits cost (income) and postretirement healthcare benefit include the following components for the years ended December 31, 2005, 2004 and 2003 (in millions):

										Other Postretirement
	Domestic Pension Benefits			Foreign Pension Benefits			SERP Benefits			Benefits

	2005	2004	2003	2005	2004	2003	2005	2004	2003	2005	2004	2003

Components of net periodic benefit cost (income)
Service cost-benefits earned	$13.7	$10.0	$7.7	$12.1	$7.2	$3.4	$2.5	$1.6	$1.5	$0.5	$0.4	$0.4
Interest cost on benefit obligation	19.3	15.7	13.1	11.3	9.7	4.5	2.9	2.4	1.4	2.1	1.9	1.6
Expected return on plan assets	(27.6)	(22.9)	(19.3)	(11.1)	(10.4)	(5.8)	—	—	—	—	—	—
Amortization of unrecognized net (gain) loss	1.9	—	—	1.4	0.8	0.7	0.6	0.3	0.4	(1.8)	(1.9)	(2.3)
Amortization of unrecognized prior service benefit	(0.6)	(0.6)	(0.6)	—	—	—	1.7	1.6	0.1	(1.6)	(2.2)	(1.5)
Amortization of unrecognized net transition asset	—	—	—	—	(0.1)	(0.1)	—	—	—	—	—	—
Settlement/curtailment (gain) loss	(1.7)	1.2	1.3	(0.3)	—	—	0.3	—	—	—	—	—
Special termination benefit recognized	—	—	—	1.5	—	—	—	—	—	—	—	—

Net periodic benefit cost (income)	$5.0	$3.4	$2.2	$14.9	$7.2	$2.7	$8.0	$5.9	$3.4	$(0.8)	$(1.8)	$(1.8)

      Contributions, consisting of primarily voluntary contributions to the Company’s foreign plans, for 2006 are estimated at between $15 million to $25 million.
      Future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows (in millions):

				Other Post-
	Domestic Pension	Foreign Pension		retirement
	Benefits	Benefits	SERP Benefits	Benefits

Year end December 31,
2006	$19.4	$6.4	$0.2	$2.4
2007	19.5	6.6	2.0	2.4
2008	19.8	6.7	2.6	2.4
2009	20.6	7.3	2.7	2.3
2010	20.7	7.4	3.1	2.4
2011-2015	115.4	44.1	20.5	11.1
      In 2005, the Company amended certain of its existing domestic postretirement healthcare programs, creating an unrecognized prior service benefit of $8.2 million. This unrecognized prior-service benefit will be amortized beginning in 2006 over approximately five years.
      The Company’s investment policy for its pension plans is to balance risk and return through a diversified portfolio of U.S. equities, non-U.S. equities, fixed-income securities and private-equity investments. Maturities for fixed income securities are managed so that sufficient liquidity exists to meet near-term benefit-payment obligations.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company’s weighted-average asset allocations at October 31, 2005, and 2004 were as follows:

Asset Category	2005	2004

Equity securities	48%	47%
Debt securities	47%	48%
Real estate and other	5%	5%

Total	100%	100%

      The weighted-average asset allocations presented above are consistent with the Company’s asset allocation targets.
      A 12% annual rate of increase in per capita cost of covered healthcare benefits was assumed for 2006; it gradually decreases to an ultimate rate of 6% in 2012. A change in the assumed healthcare cost trend rate by one percentage point effective January 2005 would change the accumulated postretirement benefit obligation as of December 31, 2005 and the 2005 aggregate of the service and interest costs, as follows:

One Percentage Point	Increase	Decrease

Effect on total of service and interest cost components	$0.2	$0.2
Effect on postretirement healthcare benefit obligation	$2.1	$1.6
      The Company’s defined contribution savings and profit sharing plans in the United States cover substantially all non-union employees. Eligible employees are allowed to participate in the plans immediately upon employment. Participants may elect to contribute between one percent and 50 percent of their annual compensation, as defined in the plans. The Company matches employee contributions, up to 8% of eligible pay, at rates ranging from 25% to 100% based upon the plan and Company performance. For the years ended December 31, 2005, 2004 and 2003, the cost of these plans were $12.3 million, $10.7 million, and $6.5 million, respectively.
Note 18 — Restructuring Charges
      During 2004, the Company implemented restructuring plans (collectively the “2004 Restructuring Plan”) focused on the integration of certain international operations and the streamlining of domestic operations. These plans include the consolidation of office, warehouse, and manufacturing facilities. As a result of these actions, the Company recorded restructuring charges of $19.5 million and $7.7 million, excluding charges of $0.4 million and $0.1 million attributable to discontinued operations, for the year ended December 31, 2005 and 2004, respectively. The Company closed five manufacturing facilities in 2004 and has closed ten such facilities in 2005. These charges include employee separation costs and other exit costs. Employee-separation costs relate to termination and other severance costs. The other exit costs primarily represent legal and contract-termination costs. At December 31, 2005 and 2004, the Company had $5.3 million and $4.8 million, excluding $0.2 million and $0.0 million attributable to discontinued operations, respectively, in accruals related to the ongoing 2004 Restructuring Plan included in the balance sheet.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2005, and 2004, $0.7 million and $1.5 million, respectively, in accruals related to other restructuring activities are included on the balance sheet. For the year ended December 31, 2005, the Company incurred restructuring charges of $2.9 million related to these other restructuring activities.

	December 31,	2005	2005		December 31,
	2004	Charges	Payments	Other	2005

2004 Plan termination benefits	$3.3	$16.2	$(16.0)	$(0.3)	$3.2
2004 Plan other charges	1.5	3.3	(1.5)	(1.2)	2.1

Total 2004 Plan	4.8	19.5	(17.5)	(1.5)	5.3
Other plans	1.5	2.9	(3.4)	(0.3)	0.7

Total restructuring	$6.3	$22.4	$(20.9)	$(1.8)	$6.0

	December 31,	2004	2004	December 31,
	2003	Charges	Payments	2004

2004 Plan termination benefits	$—	$5.9	$(2.6)	$3.3
2004 Plan other charges	—	1.8	(0.3)	1.5

Total 2004 Plan	—	7.7	(2.9)	4.8
Other plans	2.2	—	(0.7)	1.5

Total restructuring	$2.2	$7.7	$(3.6)	$6.3

Note 19 — Segment and Geographic Financial Information
      The Company reports financial results on the basis of three reportable segments: scientific products and services, healthcare products and services, and laboratory workstations. The Company’s segments are organized by customer markets. Segment financial performance is evaluated based upon operating income, excluding items that the Company considers to be nonrecurring. The Company’s product portfolio is comprised primarily of consumable products. For each of the years ended December 31, 2005, 2004 and 2003, approximately 80% of our revenue was generated from the sale of consumable products.
      Selected business-segment financial information for the years ended December 31, 2005, 2004 and 2003 is presented below (in millions):

	Net Sales			Operating Income

	2005	2004	2003	2005	2004	2003

Scientific products and services	$4,141.2	$3,454.7	$2,501.0	$562.7	$375.5	$229.6
Healthcare products and services	1,304.4	1,032.0	866.8	172.9	92.8	33.5
Eliminations	(59.3)	(27.9)	(11.2)	—	(0.4)	(1.0)

Segment sub-total	5,386.3	4,458.8	3,356.6	735.6	467.9	262.1
Other charges:
Inventory step-up	—	—	—	20.7	82.9	17.4
Restructuring expense	—	—	—	22.4	7.7	—
Goodwill impairment	—	—	—	—	11.9	—
Other charges	—	—	—	32.2	33.3	—

Total	$5,386.3	$4,458.8	$3,356.6	$660.3	$332.1	$244.7

      Operating income is revenue less related direct and allocated expenses.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In 2005, the Company recorded charges of $20.7 million for the amortization of the step-up of inventory to the acquired fair value related to the Company’s merger with Apogent, $22.4 million of restructuring charges, and included in $32.2 million of other charges are $23.6 million of integration costs and $8.6 million of long-lived assets impairment charges. In 2004, the Company recorded charges of $82.9 million to step up the fair value of inventory from the Apogent, Oxoid, Dharmacon and Perbio transactions, $7.7 million of restructuring charges, $11.9 million of impairment charges for goodwill and included in $33.3 million of other charges are $24.6 million of integration costs, $6.0 million of a charitable contribution, and $2.7 million of impairment charges for other long-lived assets. In 2003, the Company recorded a charge of $17.4 million related to the step-up of Perbio’s inventory to its acquired fair value.
      Total assets, capital expenditures and depreciation and amortization by segment for the years ended December 31, 2005, 2004 and 2003 were as follows (in millions):

							Depreciation and
	Assets			Capital Expenditures			Amortization

	2005	2004	2003	2005	2004	2003	2005	2004	2003

Scientific products and services	$6,355.7	$5,900.5	$2,293.6	$78.0	$70.1	$63.1	$152.4	$111.7	$67.2
Healthcare products and services	1,974.3	2,015.9	350.4	39.7	11.0	11.5	41.8	25.2	11.0
All Other	115.7	192.7	218.9	10.1	12.3	5.6	5.7	6.4	4.6

Total	$8,445.7	$8,109.1	$2,862.9	$127.8	$93.4	$80.2	$199.9	$143.3	$82.8

      Identifiable assets in the “All Other” column include corporate deferred income taxes and discontinued operations.
      Sales outside the United States were approximately 26%, 25% and 20% of total sales in 2005, 2004 and 2003, respectively. No single foreign country or customer accounted for more than 10% of sales during any of the three years ended December 31, 2005.
      The Company manages its business based on customer markets, not product lines. Product line information is not tracked and aggregated, and as a result, it is impracticable to disclose such revenue information.
      Long-lived assets and revenue by geographical area for the years ended December 31, 2005, 2004 and 2003 are as follows (in millions):

	Long-Lived Assets

	2005	2004

Long-lived assets by geographic area:
Domestic	$4,882.1	$4,950.0
International	1,245.0	1,120.8

Total	$6,127.1	$6,070.8

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Net sales

	2005	2004	2003

Net sales by geographic area:
Domestic	$4,167.1	3,449.6	$2,718.9
International	1,431.2	1,123.4	684.4
Eliminations	(212.0)	(114.2)	(46.7)

Total	$5,386.3	$4,458.8	$3,356.6

Sales are attributable to the geographic region based upon the location of the entity generating the sale.
Note 20 — Related Parties
      The Company is a party to a rental and service agreement with Latona Associates Inc. (which is controlled by a stockholder of the Company) under which the Company provides office space and certain building administrative services. The Company received $250,000 under the agreement for each of the three years ended December 31, 2005, 2004 and 2003. The Company made contributions of $7.0 million and $0.8 million to Winthrop Inc. (the “Foundation”) on matching gift forms and checks in 2004 and 2003, respectively, and no contribution was made during 2005. The Foundation is a charitable private foundation that makes charitable contributions on behalf of the Company and its employees and has board members who are executives of the Company. The Company is not obligated to make future contributions to the Foundation.
Note 21 — Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” This statement addressed the accounting for share-based payments to employees, including grants of employee stock options. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the related expense associated with share-based payments in the statement of operations. SFAS 123R is effective for the Company as of January 1, 2006. The Company historically accounted for share-based payments to employees under APB Opinion No. 25’s intrinsic value method. As such, the Company generally has not recognized compensation expense for options granted to employees. The Company will adopt the provisions of SFAS 123R under the modified prospective method, in which compensation cost for all share-based payments granted or modified after the effective date is recognized based upon the requirements of SFAS 123R and compensation cost for all awards granted to employees prior to the effective date that are unvested as of the effective date of SFAS 123R is recognized based on SFAS 123. Tax benefits will be recognized related to the cost for share-based payments to the extent the equity instrument would ordinarily result in a future tax deduction under existing law. Tax expense will be recognized to write off excess deferred tax assets when the tax deduction upon settlement of a vested option is less than the expense recorded in the statement of operations (to the extent not offset by prior tax credits for settlements where the tax deduction was greater than the fair value cost). The Company’s current estimates associated with 2006 indicate the Company will recognize equity-based compensation expense of approximately 28 cents per share. This amount is subject to revisions as the Company finalizes certain assumptions related to 2006, including the size and nature of awards and forfeiture rates. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financial cash flow rather than as operating cash flow as was required. The Company cannot estimate what the future tax benefits will be as the amounts depend on, among

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
other factors, future employee stock option exercises. Due to the Company’s tax loss position, there was no operating cash inflow realized for December 31, 2005 and 2004 for such excess tax deductions.
      In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 regarding the Staff’s interpretation of SFAS 123R. This interpretation provides the Staff’s views regarding interactions between SFAS 123R and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies. The interpretive guidance is intended to assist companies in applying the provisions of SFAS 123R and investors and users of the financial statements in analyzing the information provided. We will follow the guidance prescribed in SAB No. 107 in connection with our adoption of SFAS 123R.
      In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS 151”). SFAS 151 amends Accounts Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently assessing the impact that the adoption of SFAS 151 will have on the results of operations and financial position, but does not expect that it will be material.
Note 22 — Unaudited Quarterly Financial Information
      The Company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol FSH. The following is a summary of quarterly financial information for 2005 and 2004, including the high and low closing sales prices of the stock as reported by the NYSE for each of the quarterly periods listed (in millions, except per share data):

	2005

	First	Second	Third	Fourth	Year

Net sales	$1,306.8	$1,343.1	$1,361.3	$1,375.1	$5,386.3
Gross profit(a)	441.9	472.6	476.7	491.7	1,882.9
Income from continuing operations	76.0	85.6	94.3	118.3	374.2
Income (loss) from discontinued operations(b)	1.0	15.8	(0.8)	(1.1)	14.9
Net income(c)	$77.0	$101.4	$93.5	$117.2	$389.1
Basic net income per common share:
Income from continuing operations	$0.63	$0.71	$0.77	$0.96	$3.08
Income (loss) from discontinued operations	0.01	0.13	—	(0.01)	0.12

Net income	$0.64	$0.84	$0.77	$0.95	$3.20
Diluted net income per common share:
Income from continuing operations	$0.60	$0.67	$0.73	$0.92	$2.93
Income (loss) from discontinued operations	0.01	0.13	—	(0.01)	0.12

Net income	$0.61	$0.80	$0.73	$0.91	$3.05
Market price:
High	$64.75	$64.90	$67.12	$65.50	$67.12
Low	$56.92	$55.88	$61.20	$54.27	$54.27

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

	2004

	First	Second	Third	Fourth	Year

Net sales	$966.5	$1,007.1	$1,211.5	$1,273.7	$4,458.8
Gross profit(d)	263.9	294.7	350.0	417.3	1,325.9
Income from continuing operations	32.8	42.7	34.7	83.4	193.6
Income (loss) from discontinued operations(b)	1.8	2.0	1.4	(32.4)	(27.2)
Net income(e)(f)	$34.6	$44.7	$36.1	$51.0	$166.4
Basic net income per common share:(f)(g)
Income from continuing operations	$0.51	$0.67	$0.35	$0.71	$2.25
Income (loss) from discontinued operations	0.03	0.03	0.01	(0.28)	(0.32)

Net income	$0.54	$0.70	$0.36	$0.43	$1.93
Diluted net income per common share:(f)(g)
Income from continuing operations	$0.48	$0.61	$0.33	$0.67	$2.10
Income (loss) from discontinued operations	0.03	0.03	0.01	(0.26)	(0.30)

Net income	$0.51	$0.64	$0.34	$0.41	$1.80
Market price:
High	$56.20	$60.10	$59.61	$62.60	$62.60
Low	$39.76	$54.15	$53.26	$53.49	$39.76

(a)	During 2005, the Company recorded charges totaling $31.2 million, consisting of $20.7 million to step up the fair value of inventory from the Apogent transaction, $7.0 million of integration costs, and $3.5 million of long-lived asset impairment and other related charges.

(b)	Income from discontinued operations includes the activities of the laboratory workstations business and Atos Medical Holding AB.

(c)	During 2005, the Company recorded charges totaling $67.5 million, net of tax, consisting of the items noted in (a) above as well as $16.6 million of integration costs, $5.1 million of long-lived asset impairment and other charges, $22.4 million of restructuring charges, $5.3 million of gain on the termination of the interest rate swaps, $71.3 million of debt refinancing and other related charges, $3.3 million gain on sale of investment, $0.5 million of other income and $6.8 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations.

(d)	During 2004, the Company recorded charges totaling $90.4 million consisting of $82.9 million to step up the fair value of inventory from the Apogent, Oxoid, Dharmacon, and Perbio acquisitions, $5.6 million of integration costs, and $1.9 million of impairment charges for fixed assets.

(e)	During 2004, the Company recorded charges totaling $100.3 million, net of tax, consisting of the items noted in (d) above as well as $19.0 million of integration costs, $7.7 million of restructuring charges, $6.0 million charitable contribution, $12.7 million impairment charge for long-lived assets, $16.6 million of refinancing charges, $22.7 million gain on sale of investment, and $10.9 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations.

(f)	Reflects adjustments as disclosed in Form 10-Q/ A for the quarter ended September 30, 2004.

(g)	The Company adopted the provisions of EITF Issue No. 04-8 (EITF 04-8), The Effect of Contingently Convertible Debt on Diluted Earnings Per Share in calculating quarterly diluted earnings per common share for 2004.
Note 23 — Subsequent Events
     In March of 2006, the Company committed to plan to dispose of the laboratory workstations business. Accordingly, the results of this business are presented as discontinued operations in the accompanying financial statements. This business had previously been reported as the laboratory workstations business segment. See Note 3 for further discussion.
     In March 2006, the Company entered into a definitive agreement to acquire privately held Athena Diagnostics, Inc. (“Athena”), for approximately $287 million in cash. Athena is a developer and provider of proprietary molecular diagnostic and immunodiagnostic tests. This transaction closed on April 18, 2006.
     In March 2006, the Company entered into a definitive agreement to acquire Clintrak Pharmaceutical Services (“Clintrak”), a provider of clinical trial label generation and supply chain management services, for approximately $125 million in cash. In a separate transaction, the Company acquired land and a building utilized in Clintrak’s operations. This transaction closed on May 1, 2006.
      On May 5, 2006 the shareholders adopted the Fisher Scientific International Inc. Employee Stock Purchase Plan (the “plan”). The plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, as amended. Full-time employees who have been employed for at least 12 consecutive months are eligible to participate in the plan. The plan is administered by the Fisher Scientific International Inc. Management Subcommittee. The total number of shares made available by the plan for purchase by participants is 2,500,000.

     On May 8, 2006, Thermo Electron Corporation (“Thermo”) and Fisher Scientific International Inc. (“Fisher”), announced that they and Trumpet Merger Corporation, a wholly owned subsidiary of Thermo (“Merger Sub”), had entered into an Agreement and Plan of Merger, dated as of May 7, 2006 (the “Merger Agreement”), pursuant to which Merger Sub would merge (the “Merger”) with and into Fisher Scientific, with Fisher Scientific surviving as a wholly owned subsidiary of Thermo.
     Subject to the terms and conditions of the Merger Agreement, which has been unanimously approved by the boards of directors of both companies, upon the completion of the Merger each holder of Fisher common stock will have the right to receive, for each such share of Fisher common stock, 2.0 shares of Thermo common stock. Based on Thermo’s closing NYSE stock price of $39.45 per share on May 5, 2006, the transaction is valued at $78.90 per Fisher share, for an aggregate equity value of approximately $10.6 billion. Fisher stock options and other equity awards will convert upon completion of the Merger into stock options and equity awards with respect to Thermo common stock, after giving effect to the exchange ratio.
     The Merger Agreement contains customary representations, warranties and covenants of Fisher and Thermo, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and (ii) not to engage in certain kinds of transactions during such period. The board of directors of each company has adopted a resolution recommending the requisite approval for the Merger by its respective stockholders, and each party has agreed to hold a stockholder meeting to put these matters before their stockholders for their consideration. Each party has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.
     Consummation of the Merger is subject to customary conditions, including (i) requisite approvals of the holders of Fisher and Thermo common stock, (ii) receipt of regulatory approvals, and (iii) the absence of any law or order prohibiting the closing. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to an overall material adverse effect qualification, the accuracy of the representations and warranties of the other party, (ii) material compliance of the other party with its covenants and (iii) the delivery of customary opinions from counsel to Fisher and counsel to Thermo that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.
     Under the Merger Agreement, upon completion of the Merger, Marijn E. Dekkers, president and chief executive officer of Thermo, will become president and chief executive officer of the combined company, and Paul M. Meister, vice chairman of the board for Fisher, will become chairman of the board of the combined company. The combined company’s board of directors will be comprised of eight members, with five nominated by Thermo and three nominated by Fisher.
     The Merger Agreement contains certain termination rights for both Thermo and Fisher and further provides that, upon termination of the Merger Agreement under specified circumstances, Fisher may be required to pay Thermo a termination fee of $300 million or Thermo may be required to pay Fisher a termination fee of $200 million.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended December 31, 2005
(In millions):

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other	Deduction and	Balance at End
Allowance for Doubtful Accounts	Period	Expenses	Accounts	Write-offs	of Period

December 31, 2003	$26.2	$5.1	$0.5	$(4.5)	$27.3
December 31, 2004	$27.3	$2.8	$(9.9)	$(2.9)	$17.3
December 31, 2005	$17.3	$3.8	$2.8	$(2.4)	$21.5

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other	Deduction and	Balance at End
Allowance for Sales Returns	Period	Expenses	Accounts	Write-offs	of Period

December 31, 2003	$6.7	$41.4	$—	$(41.3)	$6.8
December 31, 2004	$6.8	$46.5	$0.2	$(45.9)	$7.6
December 31, 2005	$7.6	$61.0	$0.1	$(57.7)	$11.0

	Balance at	Charged to	Charged to
	Beginning of	Costs and	Other	Deduction and	Balance at End
Inventory Reserves	Period	Expenses	Accounts	Write-offs	of Period

December 31, 2003	$33.7	$5.1	$2.1	$(7.8)	$33.1
December 31, 2004	$33.1	$14.5	$0.5	$(8.5)	$39.6
December 31, 2005	$39.6	$16.7	$(1.3)	$(11.1)	$43.9